Exhibit 10.1A

[Execution Version]

CREDIT SLEEVE AND REIMBURSEMENT AGREEMENT

dated as of

September 24, 2006

among

RELIANT ENERGY POWER SUPPLY, LLC,

The Other Reliant Retail Obligors referred to herein,

as Reimbursement Guarantors,

MERRILL LYNCH COMMODITIES, INC.,

as Sleeve Provider,

and

MERRILL LYNCH & CO., INC.,

as ML Guarantee Provider,

as amended and restated as of August 1, 2007, in connection with RESE becoming an Other
Reliant Retail Obligor

                                                                                   TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

i

5.13.	Subsidiaries; Equity Interests	52
5.14.	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	52
5.15.	Disclosure	52
5.16.	Compliance with Laws	53
5.17.	Intellectual Property; Licenses, Etc.	53
5.18.	Solvency	53
5.19.	Perfection, Etc.	53
5.20.	Employees, Etc.	53
5.21.	Information Technology Systems	54
5.22.	Marks	54

Section 6.	Affirmative Covenants	54

6.01.	Financial Statements	54
6.02.	Certificates; Other Information	55
6.03.	Notices	56
6.04.	Payment of Obligations	57
6.05.	Preservation of Existence, Etc.	57
6.06.	Maintenance of Properties	57
6.07.	Maintenance of Insurance	57
6.08.	Compliance with Laws	57
6.09.	Books and Records	58
6.10.	Inspection Rights	58
6.11.	Addition and Removal of Transaction Parties; Collateral Matters; Waterfall	58
6.12.	Further Assurances	61
6.13.	Risk Management Policy	62
6.14.	Employees	64
6.15.	Information Technology Systems	64
6.16.	Marks	64
6.17.	Reliant Parent Services Agreement	64

Section 7.	Negative Covenants	65

7.01.	Liens	65
7.02.	Investments and Acquisitions	65
7.03.	Indebtedness	65
7.04.	Consolidation and Mergers	66
7.05.	Asset Sales	67
7.06.	Limitation on Issuances and Sales of Certain Equity Interests	68
7.07.	Restricted Payments	68
7.08.	Line of Business	68
7.09.	Transactions with Affiliates	68
7.10.	Restrictive Agreements	69
7.11.	Modification and Enforcement of Transaction Documents	70
7.12.	Fiscal Year	70
7.13.	Specified Transaction	70
7.14.	Services	70
7.15.	Tax Agreements	70

7.16.	Posting of Collateral	71
7.17.	Accepted Products	71

Section 8.	Events of Default	71

8.01.	Reliant Events of Default	71
8.02.	Sleeve Provider Events of Default	74

Section 9.	Remedies and Termination	75

9.01.	Remedies of Sleeve Provider	75
9.02.	Remedies of REPS	76
9.03.	Certain Intercreditor Agreements	77
9.04.	Certain Limitations on Remedies	78

Section 10.	Unwind	79

10.01.	Permitted Activities during Unwind Period	79

Section 11.	Reimbursement Guaranty by Other Reliant Retail Parties	80

11.01.	Reimbursement Guaranty of the Obligations	80
11.02.	Payment by Guarantors	80
11.03.	Liability of Reimbursement Guarantors Absolute	81
11.04.	Waivers by Reimbursement Guarantors	83
11.05.	Reimbursement Guarantors’ Rights of Subrogation, Contribution, etc	83
11.06.	Subordination of Other Obligations	84
11.07.	Continuing Reimbursement Guaranty	84
11.08.	Authority of Reimbursement Guarantors or REPS	84
11.09.	Financial Condition of REPS	84
11.10.	Bankruptcy, etc.	85

Section 12.	Miscellaneous	85

12.01.	Notices	85
12.02.	Confidentiality; Limitation on Use of Information	87
12.03.	Reliant Employees	88
12.04.	Provisions relating to Collateral Trust Agreement and Reimbursement Guarantee	89
12.05.	Waiver	90
12.06.	Amendments, Etc.	90
12.07.	Expenses, Etc.	91
12.08.	Successors and Assigns	91
12.09.	Assignments	91
12.10.	Survival	91
12.11.	Counterparts	92
12.12.	Governing Law; Jurisdiction; Etc.	92
12.13.	Certain Dispute Resolution Procedures	93
12.14.	Captions	93
12.15.	Limitation on Interest	94
12.16.	Integration	94

12.17.	Amendment and Restatement	94

Schedules and Exhibits
SCHEDULE 1.01(a)	—	Risk Management Policy Violations
SCHEDULE 1.01(b)	—	Calculations Relating to Exchange Traded Contracts
SCHEDULE 1.01(c)	—	Determination of K and VaR
SCHEDULE 1.01(e)	—	Trademarks
SCHEDULE 1.01(f)	—	Credit Limit Approval Guidelines
SCHEDULE 2.01(b)	—	C&I Customer Wholesale Purchase Provisions
SCHEDULE 2.02(a)	—	Counterparty Document Negotiation Provisions
SCHEDULE 2.04		C&I Contracts and Governmental Contracts receiving ML Guarantee
SCHEDULE 3.04	—	Calculation and Settlement of Monthly Sleeve Fee
SCHEDULE 3.05		Calculation of Make-whole Payment
SCHEDULE 3.07(a)		Merrill Account
SCHEDULE 5.13	—	List of Subsidiaries
SCHEDULE 7.14	—	List of Retail Services
SCHEDULE 2.13	—	List of Calculation Agents

EXHIBIT A1	—	Form of ML Guarantee for Accepted Counterparties
EXHIBIT A2	—	Form of ML Guarantee for C&I Customers
EXHIBIT B	—	List of Accepted Counterparties
EXHIBIT C1	—	Form of EEI Power Purchase and Hedging Contract
EXHIBIT C2	—	Form of ISDA Power Purchase and Hedging Contract
EXHIBIT C3	—	Form of EEI Power Purchase and Hedging Contract for WMBEs in ERCOT
EXHIBIT C4	—	Form of RECs Purchase Contract for ERCOT
EXHIBIT D1	—	Form of EEI Collateral Annex
EXHIBIT D2	—	Form of ISDA Credit Support Annex
EXHIBIT E1	—	Reliant Energy — Retail Risk Policy
EXHIBIT E2	—	Hedge Limit Calculations
EXHIBIT F	—	ERCOT Asset List
EXHIBIT G	—	Form of Joinder Agreement
EXHIBIT H	—	Form of Compliance Certificate
EXHIBIT 11	—	Sleeve Provider’s Employees with Access to Certain Reliant Retail Obligor Information
EXHIBIT 12	—	Reliant Retail Obligors’ Employees with Access to Certain Merrill Party Information

v

CREDIT SLEEVE AND REIMBURSEMENT AGREEMENT dated as of September 24, 2006, as amended and restated as of August 1, 2007 (this “Agreement”), among RELIANT ENERGY POWER SUPPLY, LLC, a Delaware limited liability company (“REPS”), the Other Reliant Retail Obligors listed on the signature pages hereto, MERRILL LYNCH COMMODITIES, INC., a Delaware corporation, as sleeve provider (the “Sleeve Provider”), and MERRILL LYNCH & CO., INC., a Delaware corporation, as guarantee provider (the “ML Guarantee Provider”).

The Reliant Retail Obligors have requested that the Sleeve Provider arrange for the provision of certain guarantees of the ML Guarantee Provider and the posting of required collateral in connection therewith, in each case, in connection with the trading and related activities of the Reliant Retail Obligors in the Retail Energy Business.  The Sleeve Provider is prepared to arrange for such guarantees and other required posting of collateral upon the terms and conditions hereof, and, accordingly, the Parties hereto agree as follows:

Section 1.               Definitions and Accounting Matters.

                1.01.        Certain Defined Terms.  As used herein, the following terms shall have the following respective meanings:

“A&R Date” means August 1, 2007.

“Accepted Counterparty” means each Core Accepted Counterparty and Other Accepted Counterparty.

“Accepted Exchange” means the NYMEX, ICE and, with the prior written consent of the Sleeve Provider, such consent not to be unreasonably withheld or delayed, any other public trading exchange commonly used by the natural gas or electric power industries for commercial transactions in Accepted Products.

“Accepted Product” means, (a) in general, (i) physical and financial power, power basis, natural gas, natural gas basis and heat rate, (ii) options on the foregoing, (iii) weather derivatives, ancillary services, capacity, transmission congestion rights, and renewable energy credits, and (iv) other structured products related to the hedging of retail electricity, as such other structured products may be approved by the Sleeve Provider, including in such approval such related changes to the terms and conditions of this Agreement as the Merrill Parties deem appropriate (including the addition of related Counterparty Limitations in respect of such products), but with approval of such other structured products not to be unreasonably withheld, conditioned or delayed unless the impact thereof on K or VaR are not measurable using the methodology employed on Schedule 1.01(c) or, in the case of products traded on an Accepted Exchange, such products are not capable of being assigned to the Sleeve Provider in connection with the execution of a related over the counter trade between the Sleeve Provider and REPS in a manner similar to that as provided in Section 2.03, in the Sleeve Provider’s reasonable discretion, and (b) in respect of each Accepted Counterparty, each of the foregoing with respect to such Accepted Counterparty set forth on Exhibit B; provided that (x) all Accepted Products shall be reasonably related to Approved Markets and (y) all Accepted Products shall have (i) with respect to all transactions other than those in the following proviso, a “tenor” of no more than 5 years and 6 months, meaning the time between the date of the execution of the transaction until the final delivery date of such product for physical transactions or the last day of the final settlement period for financial transactions, provided that this requirement shall not apply to the ISDA confirmations under the REES/REPS Power Purchase Agreement relating to “Upton Wind” and under the RES/REPS Power Purchase Agreement relating to the Channelview Services Agreement and (ii) with respect to all transactions under Power and Hedging Contracts, a tenor ending on or before the third anniversary of the then current expiry date of the Scheduled Term.

“Accepted Retail Product” has the meaning ascribed thereto in Schedule 1.01(c).

“Accepted Trades” means each trade, including purchases and sales, relating to an Accepted Product with an Accepted Counterparty under a Power and Hedging Contract; provided that wholesale physical power sales shall be limited to sales within Approved Markets.

“Acquisition” means any transaction or any series of related transactions by which a Person (1) acquires any going business or all or substantially all of the assets of any other Person, or division thereof, whether through purchase of assets, merger, or otherwise or (2) directly or indirectly acquires 100% of the Equity Interests of any other Person.

“Adjusted Volume” means, in respect of the volume under a Mirror OTC Contract, the volume of the related Exchange Traded Contract(s), adjusted in accordance with Schedule 1.01(b).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided that a Person will be deemed to be an Affiliate of RERH Holdings if RERH Holdings has knowledge that such Person beneficially owns 10% or more of the Voting Stock of RERH Holdings or, so long as Reliant Parent has a direct or indirect beneficial interest in RERH Holdings, Reliant Parent; provided, further, that RERH Holdings shall only be deemed to have knowledge of any Person beneficially owning 10% or more of the Reliant Parent’s Voting Stock if such Person has filed a statement of beneficial ownership pursuant to Sections 13(d) or 13(g) of the Exchange Act or has provided written notice thereof to RERH Holdings.

“Allocable State Taxes” means any state or local taxes other than Applicable State Taxes.

“Applicable State Taxes” means any state or local taxes (i) that are determined by reference solely to the income, transactions or attributes of the Reliant Retail Obligors, and (ii) the sole liability for which is imposed on the Reliant Retail Obligors.

“Approved ISO” means ERCOT, PJM and such other independent system operators, regional transmission organizations and control areas as the Parties may from time to time agree in writing to include as Approved ISOs hereunder.

“Approved Market” means the ERCOT Market, the PJM Market and any other electric market subject to operation under an Approved ISO.

“Approved Market Regulator” means the FERC and the regulatory agency of each state in which an Approved Market operates that is responsible for regulating energy markets in such state, including, with respect to Texas, the PUCT.

“Agreement” has the meaning ascribed thereto in the title paragraph hereto.  The Agreement is sometimes referred to as the “CSRA”.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets.  Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1)           any single transaction or series of related transactions that (i) involves assets with gross cash proceeds of $500,000 or less or (ii) involves assets with gross cash proceeds of greater than $500,000 and less than $5,000,000 to the extent the aggregate of such transactions since the Execution Date does not exceed $25,000,000;

(2)           a transfer of assets between or among the Reliant Retail Obligors;

(3)           an issuance of Equity Interests by any Subsidiary of RERH Holdings to any Reliant Retail Obligor;

(4)           the sale or lease of products or services in the ordinary course of business, the sale or other disposition of damaged, worn out or obsolete assets or assets no longer used or useful in RERH Holdings’ or any of its Subsidiaries’ business and the sale or other disposition of accounts receivable which are more than sixty (60) days past due for collection;

(5)           the sale or other disposition of cash or Cash Equivalents in the ordinary course of the Retail Energy Business;

(6)           any Permitted Investment;

(7)           a disposition resulting from any Condemnation; and

(8)           a disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action.

“Attributable Debt” means, on any date, (a) in respect of a sale and leaseback transaction, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended (such present value to be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”) and (b) in respect of any Synthetic Lease Obligation or financing lease, the amount of the remaining lease payments under the relevant lease that would as of such date be required to be capitalized on a balance sheet in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Audited Financial Statements” means the audited consolidated balance sheet of RERH Holdings and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2006, and the related consolidated statements of income or operations, stockholders’ equity, comprehensive income (loss) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of, and for, the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP.

“Audit Committee” means the Audit Committee of the Board of Directors or any equivalent committee of the Board of Directors having equivalent responsibilities to the Audit Committee of the Board of Directors of the Reliant Parent as of the Execution Date.

“Available Cash Flow” means funds available to any Reliant Retail Obligor pursuant to Section 6.11(c)(ix).

“Available Commitment” has the meaning ascribed thereto in Section 6.11(c).

“Available Contributions” means funds from cash contributions by the Reliant Parent to RERH Holdings or through RERH Holdings to any Reliant Retail Obligor.

“Available Funds” means any Available Cash Flow or Available Contributions.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” means, with respect to any Person, a “Bankruptcy” (as defined in the 2003 ISDA Credit Derivatives Definitions, published by the International Swaps and Derivatives Association, Inc., determined as if such Person were a “Reference Entity”) of such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1% and (b) the Prime Rate in effect for such day.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Blocked Account Agreement” means collectively, (a) the Blocked Account Agreement dated as of the Initial Effective Date, among Mellon Bank, N.A., the Collateral Trustee, and the Reliant Retail Obligors, (b) the Blocked Account Agreement dated as of the Initial Effective Date, among Wells Fargo Bank NA, the Collateral Trustee, and RERS, and (c) the Securities Account Control Agreement dated as of the Initial Effective Date, among Mellon Bank, N.A., the Collateral Trustee, and RERH. “Board of Directors” means the Board of Directors of the Reliant Parent or the board of directors, board of members, board of managers or similar body having equivalent responsibilities to the Board of Directors of the Reliant Parent as of the Execution Date.

“Business Day” means any day other than a Saturday, Sunday or other day (a) on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas or New York City, (b) if the context relates to the NYMEX or ICE, on which the

NYMEX or ICE is authorized to close or in fact is closed, or (c) if the context relates to ERCOT or PJM, on which ERCOT or PJM is authorized by North American Electric Reliability Corporation (NERC), or its successor,  to close or in fact is closed.

“Business Services Mass Customer” means any commercial, industrial or governmental customer of the Reliant Retail Obligors that is not a C&I Customer.

“C&I Contract” means a contract for the sale of any retail electric products or services by any Reliant Retail Obligor to a C&I Customer.

“C&I Customer” means any commercial, industrial or governmental customer of the Reliant Retail Obligors designated by the Reliant Retail Obligors for treatment as such or as a successor to such designation in the ordinary course of business.

“Calculation Agent” has the meaning ascribed thereto in Section 12.13.

“Capital Lease Obligation” means, as applied to any Person, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP in the reasonable judgment of such Person, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Outlay Date” has the meaning ascribed thereto in Section 3.01.

“Capital Stock” means:

(a)           in the case of a corporation, corporate stock;

(b)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateral” means, with respect to any Collateral Account, Collateral consisting of the balance of Dollars credited to such Collateral Account.

“Cash Equivalents” means:

(a)           Dollars;

(b)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c)           deposit accounts with any other bank that has a long-term debt rating at the time of investment of A+ or better by S&P and A1 or better by Moody’s (an “Approved Bank”);

(d)           time deposits, certificates of deposit, acceptances or prime commercial paper issued by an Approved Bank at the time acquired or issued (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition;

(e)           repurchase obligations for underlying securities of the types described in clause (b) entered into with an Approved Bank at the time acquired, issued or entered into (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition and secured by securities of the type described in clause (b), the market value of which (including accrued interest) is not less than the amount of the applicable repurchase agreement;

(f)            commercial paper with a rating at the time of investment of A-1 by S&P and P-1 by Moody’s and, in each case, maturing within one year after the date of acquisition; and

(g)           money market funds which invest primarily in Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Channelview PPA Confirmation” means the Confirmation dated as of December 1, 2006, under the RES/REPS Power Purchase Agreement pursuant to which REPS purchases from RES power associated with the Channelview power plant with a delivery period expiring on December 31, 2006.

“Channelview Services Agreement” means the Channelview Services Agreement dated as of July 1, 2006, among REPS, RES, RERS and RESC.

“Chief Executive Officer” means the Chief Executive Officer of the Reliant Parent or the individual with equivalent responsibilities to the Chief Executive Officer as of the Execution Date.

“Chief Financial Officer” means the Chief Financial Officer of the Reliant Parent or the individual with equivalent responsibilities to the Chief Financial Officer as of the Execution Date.

“Chief Risk Officer” means the Chief Risk Officer of the Reliant Parent or the individual with equivalent responsibilities to the Chief Risk Officer as of the Execution Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning ascribed thereto in the Collateral Trust Agreement.

“Collateral Accounts” means the deposit, securities, and investment accounts subject to the Blocked Account Agreement.

“Collateral Foreclosure” means any setoff, application or foreclosure taken by an applicable secured party with respect to any Merrill Collateral.

“Collateral Thresholds” means the collateral thresholds for applicable counterparties determined in accordance with the credit risk policy set forth on Schedule 1.01(f), such Schedule to be updated from time at the option of REPS with the approval of the Sleeve Provider, not to be unreasonably withheld or delayed.

“Collateral Trust Agreement” means the Collateral Trust Agreement dated as of the Initial Effective Date, among each Reliant Retail Obligor and the Collateral Trustee under which the Merrill Parties are Secured Counterparties as therein defined.

“Collateral Trustee” means the Collateral Trustee under the Collateral Trust Agreement, including any successors from time to time acting as such thereunder.

“Commitment” means (i) the commitment of the Working Capital Facility Provider to make Loans to REPS under, and in accordance with, the Working Capital Facility and (ii) the commitments of Replacement Working Capital Providers to make Loans to any of the Reliant Retail Obligors under, and in accordance with, Replacement Working Capital Facilities.

“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit H.

“Compliance Information” means, with respect to any Compliance Party, the information customarily requested from similarly situated trading counterparties by the Sleeve Provider or the ML Guarantee Provider in the ordinary course of their respective businesses (i) to comply with applicable Laws (including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))) and (ii) to comply with other internal compliance requirements, in each case to the extent the same are of general application to, and established by the Sleeve Provider or the ML Guarantee Provider in the ordinary course of their respective businesses for, similarly situated trading counterparties.

“Compliance Party” means any Accepted Counterparty, C&I Customer, Governmental Customer, Governmental Authority or any other Person entitled to benefit from (i) an ML Guarantee, or (ii) the posting of cash collateral by, or any agreement to post or provide cash collateral by, the Sleeve Provider.

“Compliance Requirements” means, with respect to any Compliance Party, the receipt by the Sleeve Provider or the ML Guarantee Provider, as applicable, from such Compliance Party of applicable Compliance Information that satisfies the compliance requirements generally established by the Sleeve Provider or the ML Guarantee Provider for similarly situated trading counterparties in the ordinary course of their respective businesses.

“Computation Failure Event of Default” has the meaning ascribed thereto in Schedule 1.01(c).

“Computation Period” means, as of the last day of each month, (i) occurring on or prior to the last day of the eleventh month after the Initial Effective Date, the period commencing on the Initial Effective Date and ending on such last day and (ii) occurring from and after the last day of the eleventh month after the Initial Effective Date, the last twelve full calendar months ending on such last day.

“Condemnation” shall mean any condemnation or other taking, or temporary or permanent requisition of, any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, in each case as the result of the exercise of any right of condemnation or eminent domain.  A sale or other transfer to a Governmental Authority in lieu of, or in anticipation of, condemnation shall be deemed to be a Condemnation.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controller” means the Controller of the Reliant Parent or the individual with equivalent responsibilities to the Controller as of the Execution Date.

“Contribution Agreement” means the Contribution Agreement dated as of the Initial Effective Date between Reliant Parent and RERH Holdings.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Core Accepted Counterparty” means each “Core Accepted Counterparty” listed in Exhibit B, as such Exhibit may be updated from time to time in accordance with Section 2.02.

“Counterparty” means a Person that at any time sells, delivers, purchases and/or receives, or is or can be required to sell, deliver, purchase and/or receive, Accepted Products to or from any Reliant Retail Obligor.

“Counterparty Document” means, with respect to each Accepted Counterparty, the Power and Hedging Contract, Credit Support Agreement and ML Guarantee and any related certificates, documents and agreements, as applicable, relating to such Accepted Counterparty.

“Counterparty Limitations” means, in respect of an Accepted Counterparty and an Accepted Product, each of the limits set forth on Exhibit B.

“Counterparty CDS Fee” has the meaning ascribed thereto in Section 2.02(b).

“CPT” means the prevailing time in Houston, Texas.

“Credit Rating” means, at any time with respect to any Accepted Counterparty:

(a)           if Moody’s or S&P has issued a credit rating for long-term senior unsecured, and non-credit enhanced, Dollar-denominated debt of such Accepted Counterparty, such credit rating, or, if such credit rating is not available, the issuer rating of such Accepted Counterparty, issued by each of Moody’s and S&P, as applicable, as in effect at such time in respect of the Accepted Counterparty (in the event of a split rating the lower rating shall apply);

(b)           if (i) clause (a) above does not apply at such time, (ii) the obligations of such Accepted Counterparty are guaranteed by any Person, (iii) the Sleeve Provider has approved in its reasonable discretion the form of such guarantee and (iv) Moody’s or S&P has issued a credit rating for long-term senior unsecured, and non-credit enhanced debt of such guarantor, such credit rating issued by each of Moody’s and S&P, as applicable, as in effect at such time in respect of the guarantor (in the event of a split rating the lower rating shall apply); or

(c)           if neither clause (a) nor clause (b) above shall apply at such time, the credit rating, if any, for such Accepted Counterparty designated in writing by the Sleeve Provider and in effect at such time for purposes of this Agreement (which the Sleeve Provider may designate or withhold in its reasonable discretion after consultation with, and review of any relevant credit information provided by, the Reliant Retail Obligors).

“Credit Sleeve Obligations” mean the Obligations of the Reliant Retail Obligors under this Agreement, including the Reimbursement Obligations and the Obligations in respect of the payment of all Monthly Sleeve Fees required hereunder.

“Credit Sleeve Termination Date” means the earliest date on which the Credit Sleeve Obligations have been terminated and satisfied in full and all collateral, including all ML Guarantees, posted by the Merrill Parties required to be returned to the Merrill Parties has been so returned or reimbursement has been made therefor.

“Credit Support Agreement” means a credit support agreement among an Accepted Counterparty, REPS and the Sleeve Provider, in substantially the form of Exhibits D1 or D2, or in such other form as REPS and the Sleeve Provider may otherwise agree, in accordance with Section 2.02, providing for credit support with respect to a Power and Hedging Contract.

“Current Draw Reimbursement Obligations” means Draw Reimbursement Obligations other than any portion thereof that becomes a Deferred Reimbursement Obligation.

“Data Failure Event of Default” has the meaning ascribed thereto in Schedule 1.01(c).

“Default” means an Event of Default or an event that with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Cure Reimbursement Obligations” has the meaning ascribed thereto in Section 12.07(b).

“Deferred Draw Reimbursement Obligations” has the meaning ascribed thereto in Section 3.02.

“Deferred Reimbursement Obligations” means the Deferred Draw Reimbursement Obligations and Deferred Cure Reimbursement Obligations.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Credit Sleeve Termination Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of Sections 7.06 and 7.07.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be equal to the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$” means lawful money of the United States of America.

“Downgrade Event” means, with respect to any Person, the Credit Rating of such Person in effect on the Initial Effective Date or when such Person first becomes an Accepted Counterparty, as applicable, is downgraded by either of Moody’s or S&P by two notches or has been downgraded by one notch and put on watch list for a possible additional downgrade by either of Moody’s or S&P.

“Draw Reimbursement Obligations” has the meaning ascribed thereto in Section 3.02.

“EEI Master Agreement” means the Edison Electric Institute Master Power Purchase and Sale Agreement, version 2.1 (modified 04/25/00) as in effect from time to time.

“EFS Transaction” means, in respect of any NYMEX Exchange Traded Contract(s) held by REPS on the A&R Date, or subsequently entered into by REPS, an exchange of such futures for a swap transaction between REPS and the Sleeve Provider executed on the NYMEX, in accordance with any applicable rules and procedures, pursuant to which the Sleeve Provider and REPS exchange (a) the number of NYMEX Exchange Traded Contract(s) held by REPS at the volume weighted average price at which REPS entered into such Exchange Traded Contract(s) for (b) related Mirror NYMEX OTC Contracts.

“Energy” means “Energy” as defined in Schedule P to the EEI Master Agreement.

“Environmental Laws” means any and all Federal, state, local, regional and foreign statutes, laws, rules of common law, constitutional provisions, regulations, ordinances, rules judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or Hazardous Materials, including, those relating to the use analysis, generation, manufacture, storage, discharge, emission, release, disposal, transportation treatment, investigation, removal, or remediation of Hazardous Materials.  Environmental Laws include those acts commonly referred to as: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act; the National Environmental Policy Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, and their state counterparts.

“EOO Transaction” means, in respect of any NYMEX Exchange Traded Contract(s) held by REPS on the A&R Date, or subsequently entered into by REPS, an exchange of such NYMEX options for an over-the-counter option transaction between REPS and the Sleeve Provider executed on NYMEX, in accordance with any applicable rules and procedures, pursuant to which the Sleeve Provider and REPS exchange (a) the number of NYMEX options held by REPS for (b) related Mirror NYMEX OTC Contracts.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERCOT” means the Electric Reliability Council of Texas, or any successor thereto.

“ERCOT Market” means the electric market to which ERCOT regulation applies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of the controlled group of RERH Holdings or under common control with RERH Holdings within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a reportable event (within the meaning of Section 4043 of ERISA) with respect to a Pension Plan; (b) a withdrawal by RERH Holdings or any ERISA

Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) by RERH Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon RERH Holdings or any ERISA Affiliate.

“Estimated Obligations” has the meaning ascribed thereto in Section 6.11(c).

“Estimation Day” has the meaning ascribed thereto in Section 6.11(c).

“Estimation Period” means, for any Estimation Day, the period from such Estimation Day until the date 30 days after such Estimation Day.

“Event of Default” means a Sleeve Provider Event of Default or a Reliant Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Traded Contract” means each trade of an Accepted Product traded and cleared on an Accepted Exchange held or obtained by REPS relating to the sale, purchase, delivery or receipt of any Accepted Product.

“Execution Date” means September 24, 2006.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer of RERH Holdings or Board of Directors of RERH Holdings or the selling entity (unless otherwise provided in this Agreement).

“Failure to Pay or Post” means, in respect of any Accepted Counterparty, any event of default (after any applicable cure period) for failure to make payment or post collateral (howsoever defined) by such Accepted Counterparty under its related Power and Hedging Contract with REPS (including, as applicable, its related Credit Support Agreement).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding

Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Sleeve Provider.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Federal Tax Payable Amount” has the meaning set forth in the Reliant Parent Services Agreement.

“FERC” means the Federal Energy Regulatory Commission, or any successor thereto.

“Financial Officer” means, with respect to any Reliant Retail Obligor, any of the chief financial officer, principal accounting officer, treasurer or controller thereof.

“Fiscal Quarter” means each three month period of a Fiscal Year ending on March 31, June 30, September 30, and December 31.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2006 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“GLO” means the Texas General Land Office.

“GLO Amount” means, at any time, the aggregate outstanding amount owed to GLO in respect of the outstanding GLO Payments (as such term is defined in the GLO Contract).

“GLO Contract” means that certain Energy Supply and Services Agreement dated as of December 12, 2006, between GLO and REPS.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, county, or local, and any agency, authority, instrumentality, regulatory body, court, central bank, independent system operator, transmission organization or other entity to the extent exercising executive, legislative, judicial, taxing, monetary, regulatory, supervisory or administrative powers or functions of or pertaining to government or the regulation of the Retail Energy Business, including Approved ISOs and Approved Market Regulators in such capacities as regulators of their applicable markets.

“Governmental Contract” means a contract for the purchase or sale of any retail electric products or services between any Reliant Retail Obligor and a Governmental Customer.

“Governmental Customer” means (a) any agency, authority, instrumentality, central bank, independent system operator, transmission organization or other entity owned or controlled by any Governmental Authority or (b) any Person that is or could be a Governmental Authority; in either case, to the extent acting in a commercial capacity under a Governmental Contract, including Approved ISOs and the GLO in such capacities.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning ascribed thereto in Section 11.01.

“Hazardous Materials” means all explosive, flammable, corrosive or radioactive substances or wastes and all hazardous, carcinogenic, mutagenic or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, toxic mold and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“ICE” means the Intercontinental Exchange or its successor.

“ICE Block Transaction” means, in respect of any ICE Exchange Traded Contract(s) held by REPS on the A&R Date, or subsequently entered into by REPS, transactions between REPS and the Sleeve Provider, pursuant to which the Sleeve Provider and REPS (a) execute a block trade entered into ICE in accordance with any applicable rules and procedures, whereby Sleeve Provider takes the same net long or short position as that initially held by REPS for the number of ICE Exchange Traded Contract(s) held by REPS at the volume weighted average price at which REPS entered into such ICE Exchange Traded Contract(s) and (b) enter into related Mirror ICE OTC Contracts.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent (without duplication):

(a)           in respect of borrowed money;

(b)           evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof;

(c)           in respect of banker’s acceptances;

(d)           representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions, Synthetic Lease Obligations or financing leases;

(e)           representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(f)            representing any Interest Hedging Obligations; or

(g)           consisting of Disqualified Stock;

whether or not any of the preceding items appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.  The amount of any Indebtedness outstanding as of any date will be:

(i)            the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)           the principal amount of and premium (if any) on the Indebtedness, in the case of any other Indebtedness;

(iii)          in respect of Indebtedness of other Persons secured by a Lien on the assets of the specified Person, the lesser of:

(A)          the Fair Market Value of such asset at such date of determination, and

(B)           the amount of such Indebtedness of such other Persons; and

(iv)          in respect of any Guarantee, an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Indemnity Letter” means that certain letter dated September 20, 2006 from the Reliant Parent and certain of the Reliant Retail Obligors accepted and agreed to by MLCI on behalf of the Merrill Parties, relating to the transactions contemplated hereby.

“Information Technology Systems” means all information technology systems used in the operation of the Retail Energy Business including hardware, software, middleware, tools, databases, technical and business information, know-how or other data or information, related documents, registrations and franchises, licenses or leases for any of the foregoing and all license rights and all additions, improvements, enhancements and accessions thereto, and books and records describing or used in connection with any of the foregoing.

“Initial Effective Date” means December 1, 2006.

“Intercompany Cash Management Agreement” means the Intercompany Cash Management Agreement dated as of the Initial Effective Date among RERH Holdings and its Subsidiaries.

“Interest Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:

(a)           interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)           other agreements or arrangements designed to manage interest rate risk; and

(c)           other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or similar obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  “Investment” shall exclude extensions of trade credit or posting of cash collateral by RERH Holdings and its Subsidiaries in the ordinary course of business.  The acquisition by RERH Holdings or any Subsidiary of RERH Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by RERH Holdings or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person.  Except as otherwise provided in this Agreement, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” means a Credit Rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“IP License Agreement” means the IP License Agreement dated as of the Initial Effective Date between IP Trust and one or more of the Reliant Retail Obligors.

“IP Trust” means the Reliant Energy Trademark Trust, a Delaware statutory trust.

“IP Servicing Agreement” means the IP Servicing Agreement dated as of the Initial Effective Date between the Reliant Parent and IP Trust.

“IT Service Agreement” means the IT Service Agreement dated as of the Initial Effective Date between IT Trust and one or more of the Reliant Retail Obligors.

“IT Trust” means the Reliant Energy IT Trust, a Delaware statutory trust.

“IT Trust Management Agreement” means the IT Trust Management Agreement dated as of the Initial Effective Date between the Reliant Parent and IT Trust.

 “Joinder Agreement” means a Joinder Agreement in the form of Exhibit G or in such other form as REPS and the Merrill Parties may agree executed pursuant to Section 6.11(a)(i) in connection with a Subsidiary of RERH Holdings becoming an “Other Reliant Retail Obligor” hereunder.

“K” has the meaning ascribed thereto in, and shall be determined in accordance with, Schedule 1.01(c).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of any Governmental Authority.

“Level I Violation”, “Level II Violation” or “Level III Violation” means a violation relating to the Risk Management Policy described as such in Schedule 1.01(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease that constitutes a security interest.

“Loans” means (i) the loans made by the Working Capital Facility Provider to REPS under, and in accordance with, the Working Capital Facility and (ii) the loans made by Replacement Working Capital Providers to REPS under, and in accordance with, any Replacement Working Capital Facilities.

“Loss Exposure” means, with respect to any underlying transaction, the mark-to-market value of such underlying transaction assuming a two standard deviation move in the underlying variables, multiplied by the square root of ten.

“Make-whole Payment” has the meaning ascribed thereto in Schedule 3.05.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Federal Reserve Board.

“Marks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations owned by the Reliant Parent or any of its Subsidiaries and applicable to the Reliant Retail Obligors, including those set forth on Schedule 1.01(e), and all related applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

“Market Information” means market information such as price curves, volatilities, interest rates and similar information for which quotes are customarily available from reference market makers.

“Master Netting Agreement” means the Master Netting Agreement to be mutually agreed among RES, REES, and REPS (and in a form reasonably satisfactory to Sleeve Provider) relating to the REES/REPS Power Purchase Agreement and the RES/REPS Power Purchase Agreement.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, property or financial condition of RERH Holdings and its Subsidiaries taken as a whole; or (b) the validity or enforceability against any of RERH Holdings or any of its Subsidiaries of any Transaction Document to which it is a party or the material rights and remedies of the Sleeve Provider thereunder.

“Merrill Collateral” has the meaning ascribed thereto in Section 3.01.

“Merrill Parties” means the Sleeve Provider and the ML Guarantee Provider

“Mirror ICE OTC Contract” means, in respect of any ICE Exchange Traded Contract(s), the over-the-counter swap leg of the related ICE Block Transaction or the swap that corresponds to the ICE cleared swap contract transferred pursuant to Section 2.03(a) in each case between REPS and the Sleeve Provider (executed under the MLCI/REPS ISDA), (i) in which REPS takes the same net long or short position it took in the related ICE Exchange Traded Contract(s); (ii) that settles on the industry standard settlement date applicable to such Accepted Product; (iii) that has a price per unit equal to the price of the ICE Exchange Traded Contract(s) leg of the ICE Block Transaction or the price of the ICE cleared swap contract transferred pursuant to Section 2.03(a); and (iv) that has a volume equal to the related Adjusted Volume.

“Mirror NYMEX OTC Contract” means, in respect of any NYMEX Exchange Traded Contracts, the over-the-counter swap leg of the related EFS Transaction or EOO Transaction or the swap that corresponds to the ex-pit transfers made pursuant to Section 2.03(a) in each case between REPS and the Sleeve Provider (executed under the MLCI/REPS ISDA), (i) in which REPS takes the same net long or short position it held in the related Exchange Traded Contracts; (ii) that settles on the industry standard settlement date applicable to such Accepted Product; (iii) that has a price or strike per unit equal to the price or strike of the futures or option leg of the EFS Transaction or EOO Transaction or the price or strike of the future or option transferred pursuant to Section 2.03(a); and (iv) that has a volume equal to the related Adjusted Volume.

“Mirror OTC Contract” means any Mirror ICE OTC Contract or Mirror NYMEX OTC Contract.

“ML&Co.” means Merrill Lynch & Co., Inc., a Delaware corporation.

“MLCI” means Merrill Lynch Commodities, Inc., a Delaware corporation.

“ML Equivalent Credit Rating” means “A” and “A2” by S&P and Moody’s, respectively, provided that if the Credit Rating for the ML Guarantee Provider by S&P or Moody’s, respectively, is lower, then the actual S&P or Moody’s Credit Rating of the ML Guarantee Provider, respectively, shall apply.

“ML Guarantee” means a guarantee by the ML Guarantee Provider (i) in substantially the form of Exhibit A1 with respect to Accepted Counterparties or Exhibit A2 with respect to C&I Customers, (ii) in substantially the form of Exhibit A2 with respect to Governmental Customers and Governmental Authorities that do not have requirements with respect to the forms of guarantees received or in such other form of guarantee as is required by the applicable Governmental Customer or Governmental Authority and is reasonably acceptable to the Merrill Parties, and (iii)  in such other form as REPS and the Merrill Parties may agree.

“ML Guarantee Provider” means ML&Co.

“MLCI/REPS ISDA” means the ISDA 2002 Master Agreement dated the Initial Effective Date between the Sleeve Provider and REPS.

“Moody’s” shall mean Moody’s Investors Service, Inc. or if such company shall cease to issue ratings, another nationally recognized rating company selected in good faith by mutual agreement of the Sleeve Provider and REPS.

“Monthly Payment Date” means, in respect of any month, the date two Business Days after the Sleeve Provider provides REPS with the invoice in respect of such month generated and delivered in accordance with the provisions of Schedule 3.04, commencing with the Monthly Payment Date first occurring after the Initial Effective Date.

“Monthly Sleeve Fee” means the Sleeve Fee or Unwind Sleeve Fee, as applicable, as defined in Schedule 3.04.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made, or have been required to be made, by RERH Holdings or any ERISA Affiliate and that is covered by Title IV of ERISA.

“MWh” means a megawatt hour of energy.

“MW” means one million watts.

“Non-Guarantor Cutoff Amounts” means, on any date of determination, in respect of all Subsidiaries of RERH Holdings that are not Reliant Retail Obligors on a consolidated basis, either (i) $1,000,000 or more of consolidated net income during the four-fiscal quarter period most recently ended for which financial statements are available or (ii) assets equal to or exceeding $25,000,000 in book value at the end of the fiscal quarter most recently ended for which financial statements are available.

“Notice Date” has the meaning ascribed thereto in Section 3.02.

“NYMEX” means the New York Mercantile Exchange or its successor.

“Obligations” means any amounts, principal, interest, premium, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the applicable documentation.

“Obligee Guarantor” has the meaning ascribed thereto in Section 11.06.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Reliant Retail Obligors” means each of RERH Holdings, RERH, RERS, RERR, RESE, and any other Wholly Owned Subsidiaries of RERH Holdings that join this Agreement in accordance with the provisions of this Agreement and, in each case, their respective successors and assigns.

“Other Accepted Counterparty” means each “Other Accepted Counterparty” listed in Exhibit B, as such Exhibit may be updated from time to time in accordance with Section 2.02.

“Party” means any Reliant Retail Obligor or any Merrill Party, as applicable.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by RERH Holdings or any ERISA Affiliate or to which RERH Holdings or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which RERH Holdings or any ERISA Affiliate has any direct or contingent liability, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition by any Reliant Retail Obligor made with Available Funds that satisfies all of the following conditions:  (1) no Default with respect to a Reliant Event of Default shall have occurred and be continuing or would result therefrom on the date of the closing of such Acquisition, (2) the acquired Person is in (or the acquired assets, including books of commercial and industrial and consumer electricity customers and related contracts, are useful in) the Retail Energy Business and (3) the assets, including any Equity Interests, acquired pursuant to such Acquisition shall be pledged as additional collateral for the Credit Sleeve Obligations, in each case in accordance with Section 6.11.

“Permitted Investments” means:

(a)           (1) any Investment by a Reliant Retail Obligor in any other  Reliant Retail Obligor and (2) Investments by the Reliant Retail Obligors in Wholly Owned Subsidiaries of RERH Holdings that are not Other Reliant Retail Obligors, in each case, with Available Funds or in accordance with cash management principles in the ordinary course of business and, to the extent applicable, in accordance with Section 6.11(c);

(b)           any Investment by a Reliant Retail Obligor or its Subsidiaries in a Person made with Available Funds, if as a result of such Investment:

(i)                                     such Person becomes a Wholly Owned Subsidiary of RERH Holdings; or

(ii)                                  such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, RERH Holdings or a Wholly Owned Subsidiary of RERH Holdings;

(c)           any Investment in Cash Equivalents, the Collateral Accounts and under the Intercompany Cash Management Agreement;

(d)           any Investment (other than an Investment in Capital Stock) made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of Section 7.05;

(e)           any Investments received in compromise or resolution of (A) Obligations of trade creditors or customers that were incurred in the ordinary course of business of the Reliant Retail Obligors, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(f)            loans or advances to employees made in the ordinary course of business up to an aggregate principal amount not to exceed $2,000,000 at any one time;

(g)           any Investment acquired by any Reliant Retail Obligor on account of any claim against, or interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by any Reliant Retail Obligor with respect to any claim against any other Person;

(h)           receivables owing to any Reliant Retail Obligor, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as such Reliant Retail Obligor deems reasonable under the circumstances; and

(i)            other Investments otherwise permitted in accordance with this Agreement (other than Investments in Capital Stock) made with Available Funds; provided that the aggregate outstanding amount of Investments under this clause (i) shall not exceed $25,000,000.

With respect to all of the foregoing Permitted Investments in Subsidiaries of RERH Holdings that are not Reliant Retail Obligors, such Investments are subject to Section 6.11(a).

“Permitted Liens” means:

(a)           Liens under the Collateral Trust Agreement or otherwise securing the Credit Sleeve Obligations and Working Capital Obligations;

(b)           Liens in favor of the Reliant Retail Obligors;

(c)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore;

(d)           Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(e)           Liens in the form of survey exceptions, encumbrances, easements or reservations, including those for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, other utilities, mineral reservations and rights and leases, zoning restrictions and other restrictions as to the use of real property or other exceptions to title that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)            Liens securing Capital Lease Obligations and purchase money obligations, in each case permitted to be incurred pursuant to clause (f) of Section 7.03, covering only the assets acquired with or financed by such Indebtedness;

(g)           Liens in the form of financing statements (including precautionary statements) filed in connection with a Capital Lease Obligation, financing lease or an operating lease, in each case, not prohibited hereunder; provided, that no such financing statement extends to, covers or refers to as collateral, any property or assets of RERH or its Subsidiaries, other than the property or assets which are subject to such Capital Lease Obligation, financing lease or operating lease;

(h)           Liens arising out of or in connection with any judgment that does not constitute a Reliant Event of Default or in connection with any litigation or other legal proceeding as to which an appeal to contest or review is timely commenced in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided, that any right to levy, seizure, attachment, sequestration, foreclosure or garnishment of any property and assets of a Reliant Retail Obligor arising out of or in connection with any such Lien has been and continues to be enjoined or effectively stayed;

(i)            Liens in the form of inchoate statutory Liens arising under ERISA;

(j)            Liens on cash and short-term investments pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by RERH Holdings or any of its Subsidiaries to secure obligations with respect to contracts for commercial activities in the ordinary course of business;

(k)           Liens granted during the Transition Period or an Unwind Period in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens are granted by a Subsidiary of RERH Holdings to secure such Subsidiary’s obligations to such counterparty under such netting agreement; provided that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted do not secure obligations which are past due;

(l)            Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;

(m)          Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(n)           pledges and deposits to secure the payment of worker’s compensation, unemployment insurance, social security benefits or obligations under similar laws, or to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements), reimbursement or indemnity obligations arising out of surety, performance, or other similar bonds, and other obligations of a like nature, in each case incurred in the ordinary course of business;

(o)           Liens other than under the Collateral Trust Agreement incurred in the ordinary course of business of RERH Holdings or any Subsidiary of RERH Holdings securing obligations that do not exceed $10,000,000 in the aggregate at any one time outstanding;

(p)           Liens in favor of any Replacement Sleeve Provider or Replacement Working Capital Provider incurred during the Transition Period or Unwind Period and subject to the Collateral Trust Agreement; and

(q)           Liens on assets of Reliant Energy Retail Services, LLC created in connection with Delivery Order No. DABT39-97-C-4046 dated September 1997 and issued by the Directorate of Contracting, Contract Support Division, Ft. Sill, Oklahoma (as more completely described in Schedule 7.14).

“Person” means any individual, corporation, firm, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PJM” means the PJM Interconnection, L.L.C., or any successor thereto.

“PJM Market” means the electric market to which PJM regulation applies.

“PJM Retail Business” means the Retail Energy Business conducted by RESE in the ordinary course of business in the PJM Market area.

“PJM Structuring Fee” has the meaning ascribed thereto in Section 3.06.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by RERH Holdings or its Subsidiaries or with respect to which RERH Holdings or its Subsidiaries could have any direct or contingent liability or, with respect to any such plan that is subject to Section 412 of the Code, Section 4980B of the Code or Title IV of ERISA, any ERISA Affiliate.

“Post-Default Rate” means a per annum rate equal to the Base Rate (as in effect from time to time) plus 3.875%.

“Post-Unwind Start Date Transaction” means an Accepted Trade entered prior to the Unwind Start Date in accordance with this Agreement under which the final delivery date, payment date, or settlement date is scheduled to occur after the Unwind Start Date.

“Power and Hedging Contract” means an over-the-counter master agreement between REPS and an Accepted Counterparty substantially in the form of Exhibits C1, C2, C3, or C4 (provided that C4 applies only with respect to REC contracts for a duration of 12 or less months and for the ERCOT market only) or in such other form as REPS and the Sleeve Provider may agree in accordance with Section 2.02, providing for transactions regarding Accepted Products, and including as part thereof the associated Credit Support Agreement.

“Powerlight Contract” means the Solar Renewable Energy Credit Purchase and Sale Agreement dated as of April 5, 2007, between Powerlight Corporation, as Seller, and REPS, as assignee of REES, as Buyer, as in effect on the A&R Date.

“Prime Rate” means a fluctuating rate of interest equal to the rate of interest most recently announced by the Wall Street Journal as the prime rate for Dollar-denominated loans.

“Properly Allocable” means with respect to any Allocable State Taxes the percentage of the total tax (not in excess of 100 percent) which the tax of the Reliant Retail Obligors if computed on a separate return would bear to the total amount of the taxes for all members of the group so computed.

“Projected Financial Statements” mean the projected unaudited consolidated balance sheet of RERH Holdings and its consolidated Subsidiaries based on a draft June 30, 2007, balance sheet, and giving effect to the transfer of RESE to RERH and the other contributions of the assets and liabilities of the Retail Energy Business contemplated by this Agreement as of the A&R Date as if such transfer and contributions had been made as of June 30, 2007.

“PUCT” means the Public Utility Commission of Texas, or any successor thereto.

“Qualified Institution” means a major U.S. commercial bank or a foreign bank with a U.S. branch office with a Credit Rating of at least the ML Equivalent Credit Rating.

“QSE” or “Qualified Scheduling Entity” means a market participant qualified by ERCOT in accordance with the ERCOT protocols to submit schedules and settle payments with ERCOT.

“REES” means Reliant Energy Electric Solutions, LLC, a Delaware limited liability company.

“REES/REPS Power Purchase Agreement” means the ISDA 2002 Master Agreement dated July 1, 2006, between REES and REPS, relating to (i) the confirmation thereunder outstanding on the Initial Effective Date regarding certain third party agreements other than “Upton Wind,” (ii) the confirmation thereunder outstanding on the Initial Effective Date regarding the “Upton Wind” agreement, and (iii) the confirmation thereunder outstanding on the A&R Date to transfer from REES to REPS approximately 11,000 PJM Class I RECs purchased on July 27, 2007.

“Reimbursement Guarantors” means each of the Other Reliant Retail Obligors and their respective successors and assigns.

“Reimbursement Guaranty” means the guarantee of the Reimbursement Guarantors to repay the Guaranteed Obligations in accordance with Section 11.

“Reimbursement Obligations” means the Draw Reimbursement Obligations and the Deferred Reimbursement Obligations.

“Reliant Event of Default” has the meaning ascribed thereto in Section 8.01.

“Reliant Parent” means Reliant Energy, Inc., a Delaware Corporation.

“Reliant Parent Consent and Agreement” means the Consent and Agreement dated as of the Initial Effective Date made by the Reliant Parent  for the benefit of the Collateral Trustee and the Secured Counterparties pertaining to the Reliant Parent Services Agreement.

“Reliant Parent Lenders” means any one or more financial institutions or groups of financial institutions providing credit to the Reliant Parent, including their respective administrative, collateral, and other like agents if applicable, in each case to the extent designated by REPS as Reliant Parent Lenders hereunder.

“Reliant Parent Services Agreement” means the Master Services Agreement dated as of the Execution Date, among Reliant Parent, RECS and RESE on one hand, and RERH Holdings and its Subsidiaries, on the other hand.

“Reliant Power Purchase Agreements” means the REES/REPS Power Purchase Agreement, the RES/REPS Power Purchase Agreement, the REPS/RERS Power Purchase Agreement, and the REPS/RESE Power Purchase Agreement.

“Reliant Retail Obligors” means REPS and the Other Reliant Retail Obligors.

“Remediation Plan” means a written report outlining the sequence of actions that the Reliant Retail Obligors will take to address a Level III Violation and seek to prevent similar Level III Violations from occurring in the future.

“Replacement Sleeve Provider” means a counterparty or counterparties with a Credit Rating that is at least equal to the ML Equivalent Credit Rating and providing Accepted Products or credit support for the acquisition thereof to RERH Holdings or any of its Subsidiaries during the Transition Period or Unwind Period.

“Replacement Working Capital Facility” means a working capital facility or similar facility provided by a Replacement Working Capital Provider  (a) entered into during the Unwind Period after the commitments under the Working Capital Facility shall have been permanently terminated and the Working Capital Obligations have been paid in full, (b) having available commitments that, together with all other Replacement Working Capital Facilities then in effect, do not exceed $300,000,000 on an aggregate basis, and (c) having terms, taken as a whole, no less restrictive than the Working Capital Facility on the date of its termination.

“Replacement Working Capital Provider” means a counterparty or counterparties with a Credit Rating that is at least equal to the ML Equivalent Credit Rating and providing working capital to RERH Holdings or any of its Subsidiaries under a Replacement Working Capital Facility.

“RECs” means renewable energy credits.

“RECS” means Reliant Energy Corporate Services, LLC, a Delaware limited liability company.

“REPS” has the meaning ascribed thereto in the opening paragraph of this Agreement.

“REPS/RERS Power Purchase Agreement” means the ISDA 2002 Master Agreement dated July 1, 2006, between REPS and RERS.

“REPS/RESE Power Purchase Agreement” means the ISDA 2002 Master Agreement dated as of the A&R Date, between REPS and RESE.

“RERH” means Reliant Energy Retail Holdings, LLC, a Delaware limited liability company.

“RERH Holdings” means RERH Holdings, LLC, a Delaware limited liability company.

“RERR” means RE Retail Receivables, LLC, a Delaware limited liability company.

“RERS” means Reliant Energy Retail Services, LLC, a Delaware limited liability company.

“RES” means Reliant Energy Services, Inc., a Delaware corporation.

“RES/REPS Power Purchase Agreement” means the ISDA 2002 Master Agreement dated July 1, 2006, between RES and REPS.

“RESC” means Reliant Energy Services Channelview, LLC, a Delaware limited liability company.

“RESE” means Reliant Energy Solutions East, LLC, a Delaware limited liability company.

“RESE Contribution Agreement” means the Contribution Agreement dated as of the A&R Date between Reliant Parent and RERH Holdings.

 “Residential Mass Customer” means any residential customer of the Reliant Retail Obligors.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Party and, in addition with respect to RERH Holdings, any officer thereof that is also a vice president or more senior officer of the Reliant Parent (excluding vice presidents in marketing).  Any document delivered hereunder that is signed by a Responsible Officer of a Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Party.

“Restricted Payment” means any of the following:

(a)           any declaration or payment of any dividend or the making of any other payment or distribution on account of RERH Holdings’ or any of its Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving RERH Holdings or any of its Subsidiaries) or to the direct or indirect holders of RERH Holdings’ or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests of RERH Holdings or to RERH Holdings or any Other Reliant Retail Obligor);

(b)           any purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation involving RERH Holdings) of any Equity Interests of RERH Holdings; or

(c)           any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of RERH Holdings and its Subsidiaries that is contractually subordinated to the Credit Sleeve Obligations (excluding any intercompany Indebtedness, intercompany receivables or intercompany advances between or among any of the Reliant Retail Obligors).

“Restricted Period” has the meaning ascribed thereto in Section 9.03(a).

“Retail Energy Business” means the business of providing Accepted Retail Products in retail electricity markets in the United States and any businesses incidental or related thereto and performing under the Transaction Documents and any activities incidental or related thereto.

“Retail Organizational Documents” means the Organizational Documents of each of the Reliant Retail Obligors.

“Risk Limit” means (a) for ERCOT, any of the limits specified in GEP Conversion,  Gas & Power Hedges, Natural Gas Basis Position or Power Average Daily Peak Contractual Load, in each case as such terms are defined in Section VII (ERCOT) of the Risk Management Policy, and (b) for PJM, any of the Hedge Limits specified in Section VIII (PJM & Illinois Retail Hedge) of the Risk Management Policy

“Risk Management Event of Default” has the meaning ascribed thereto in Section 6.13.

“Risk Management Policy” means the “Reliant Energy — Retail Risk Policy” set forth in Exhibit E1, as the same may be updated from time to time in accordance with Section 6.13.

“S&P” means Standard & Poor’s Ratings Group (presently a division of The McGraw-Hill Companies, Inc.), together with its successors, or, if such company shall cease to issue ratings, another nationally recognized rating company selected in good faith by mutual agreement of the Sleeve Provider and REPS.

“Scheduled Term” means the period from the Execution Date through December 31, 2011; provided that if neither the Sleeve Provider nor REPS objects in writing prior to the last day of each calendar year (excluding the calendar year ending December 31, 2006), the referenced expiration date in this clause shall be automatically extended for an additional calendar year and provided, further, that the Parties to this Agreement may agree, in their sole discretion, to extend the referenced expiration date under this clause for greater than one additional calendar year.

“Scheduling Entity” means a market participant qualified by an Approved ISO or Approved Market Regulator to submit schedules, settle payments and handle like matters within an Approved Market, including, with respect to ERCOT, a QSE.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning ascribed thereto in the Collateral Trust Agreement.

“Secured Counterparties” has the meaning ascribed thereto in the Collateral Trust Agreement.

“Security Agreement” means the Security Agreement dated as of the Initial Effective Date among the Reliant Retail Obligors, and the Collateral Trustee.

“Security Documents” shall mean (i) the Collateral Trust Agreement, the Security Agreement, the Reliant Parent Consent and Agreement, the Blocked Account Agreement, (ii) each other security agreement, pledge agreement, mortgage, deed of trust, assignment agreement, consent and agreement and other instrument being executed concurrently therewith or herewith or from time to time hereafter pursuant to which a Lien has been granted by the Reliant Retail Obligors in favor of the Collateral Trustee (for the benefit of the Secured Counterparties) on any of their respective assets to secure any of the Secured Obligations, and (iii) any intercreditor or like agreements related to any of the foregoing.

“Sleeve Provider” has the meaning ascribed thereto in the title paragraph hereto.

“Sleeve Provider Event of Default” has the meaning ascribed thereto in Section 8.02.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) such Person is expected to have assets available of not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided that if the context in which “Solvent” or “Solvency” is used refers to a Person together with its Subsidiaries, Person as used above shall be deemed to be a reference to such Person together with its Subsidiaries.

“Specified Transaction” means, with respect to any Person (i) any prepaid forward sale of energy, oil, gas or minerals by such Person that is intended primarily as a borrowing of funds, excluding volumetric production payments, and (ii) any interest rate, currency, commodity or other swap, collar, cap, option or other derivative that is intended primarily as a borrowing of funds, or any combination of any of the foregoing, with the amount of the obligations of such Person thereunder being the net obligations of such Person thereunder.

“State Tax Distribution Amount” means with respect to any Allocable State Taxes, on any date of determination, the excess of (a) the cumulative amounts, for periods beginning on or after the Initial Effective Date, of Allocable State Taxes Properly Allocable to

the Reliant Retail Obligors as shown on tax returns relating thereto (and reflecting any adjustments thereto agreed upon with applicable Governmental Authorities or as determined by courts of competent jurisdiction), over (b) amounts previously distributed pursuant to Section 6.11(c)(ii) of this Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Execution Date, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Structuring Fee” has the meaning ascribed thereto in Section 3.06.

“Sublease “ means the  Sublease Agreement dated as of the Initial Effective Date between Reliant Energy Corporate Services, LLC, a Delaware limited liability company, as Sublessor, and RERR, as Sublessee.

“Subordinated Indebtedness” means any Indebtedness of a Person that is contractually subordinated to the Credit Sleeve Obligations.

“Subordinated Secured Obligations” has the meaning ascribed thereto in the Collateral Trust Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tax Code” means Title 26 of the United States Code (Internal Revenue), 26 U.S.C. Section 1 et seq.

“Tax Subordination Agreement” means the Tax Subordination Agreement dated as of the Initial Effective Date made by the Reliant Parent and the Reliant Retail Obligors for the benefit of the Merrill Parties and the Working Capital Facility Provider.

“Term” has the meaning ascribed thereto in Section 2.06.

“Transaction Documents” means (i) this Agreement, (ii) the Working Capital Facility, (iii) the Security Documents, (iv) the Contribution Agreement and the RESE Contribution Agreement, (v) Retail Organizational Documents, (vi) the Reliant Parent Services Agreement, (vii) the REES/REPS Power Purchase Agreement, (viii) the RES/REPS Power Purchase Agreement, (ix) the Master Netting Agreement, (x) the REPS/RERS Power Purchase Agreement and the REPS/RESE Power Purchase Agreement, (xi) the Channelview Services

Agreement, (xii) Mirror OTC Contracts, (xiii) the IP License Agreement, (xiv) the IP Trust, (xv) the IP Servicing Agreement, (xvi) the IT Service Agreement, (xvii) the IT Trust, (xviii) the IT Trust Management Agreement, (xix) [intentionally deleted], (xx) the Indemnity Letter, (xxi) the Tax Subordination Agreement, (xxii) the Sublease, and (xxiii) any other contract or agreement (including ISDA Master Agreements, but excluding any Credit Support Agreements) between any Merrill Party or its Affiliates, on one hand, and any Reliant Retail Obligor or its Affiliates, on the other hand, relating to the transactions contemplated hereby.

“Transition Agreement” means the Transition Agreement dated as of the Initial Effective Date among Reliant Parent, RECS, RESE, the Reliant Retail Obligors, the IP Trust and the IT Trust, with respect to certain interim employment matters, intellectual property and information technology matters and other interim matters related to the ringfencing of the Reliant Retail Obligors (which Transition Agreement has been terminated as of the A&R Date).

“Transition Period” means the period from the Transition Start Date through the Unwind Start Date.

“Transition Start Date” means the date three months prior to the last day of the Scheduled Term.

“Trigger Event” has the meaning ascribed thereto in, and shall be determined in accordance with, Schedule 1.01(c).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York and (solely with respect to the perfection or priority of any Lien in personal property or fixtures or control over Collateral that constitutes personal property or fixtures) the Uniform Commercial Code as in effect from time to time in the jurisdiction that governs such perfection, priority or control, provided that, for purposes of each Security Document in which the term “UCC” is separately defined, “UCC” has the meaning assigned to such term in such Security Document.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of RERH Holdings and its consolidated Subsidiaries as at the end of the Fiscal Quarter ended March 31, 2007, and the related unaudited consolidated statements of income or operations for such Fiscal Quarter and for the portion of RERH’s Fiscal Year then ended and cash flows for the portion of RERH’s Fiscal Year then ended, without comparisons to prior periods and subject to normal year-end audit adjustments and the absence of footnotes.

“Unfunded Pension Liability” means any “accumulated funding deficiency” of a Pension Plan as determined in accordance with Section 412 of the Code.

“Unwind Conclusion Date” means, with respect to any Unwind Start Date, the Credit Sleeve Termination Date.

“Unwind Period” means the period from the Unwind Start Date through the Unwind Conclusion Date.

“Unwind Start Date” means the earlier of (a) the date immediately following the last day of the Scheduled Term, (b) the date for the beginning of the Unwind Period declared by the Sleeve Provider in connection with a Reliant Event of Default in accordance with Section 9.01(a), (c) the date for the beginning of the Unwind Period declared by REPS in connection with a Sleeve Provider Event of Default in accordance with Section 9.02(a)(i), or (d) the date for the beginning of the Unwind Period declared by REPS in accordance with Section 2.06(b).

“VaR” has the meaning ascribed thereto in, and shall be determined in accordance with, Schedule 1.01(c).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) is owned by such Person or by one or more other Wholly Owned Subsidiaries of such Person.

“Working Capital Facility” means the Working Capital Facility dated as of the Execution Date, among Working Capital Facility Provider, as Lender, REPS, as Borrower, and the Other Reliant Retail Obligors, as Guarantors.

“Working Capital Facility Provider” means Merrill Lynch Capital Corporation, a Delaware corporation.

“Working Capital Obligations” mean the Obligations of the Reliant Retail Obligors under the Working Capital Facility.

“Work Plan” means a written report outlining a series of actions that the Reliant Retail Obligors will take to develop a Remediation Plan.

                1.02.        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, renewed or replaced (subject to any restrictions on such amendments, restatements, supplements or modifications, renewals or replacements set forth therein or herein), (b) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof (each, for purposes of this Section 1.02, a “law”) shall refer to that law as amended from time to time and shall include any successor law, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement.

                1.03.        Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Sleeve Provider hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with that used in the financial statements referred to in Section 5.05.

Section 2.               Credit Sleeve for Reliant Retail Obligors

                2.01.        Credit Sleeve Generally; Exclusivity                 (a)           Commitment of Merrill Parties.  From and after the A&R Date and during the remainder of the Term, and otherwise subject to and in accordance with the terms and conditions of this Agreement (including Sections 2.04 and 2.05), at the request of REPS from time to time, subject to the proviso below, the Merrill Parties shall:

(i)            cause the ML Guarantee Provider to execute and deliver to Accepted Counterparties and perform under ML Guarantees in respect of REPS’ obligations under Power and Hedging Contracts, including Credit Support Agreements, and prevent any events of default or termination events relating solely to the ML Guarantee Provider as a credit support provider under the Power and Hedging Contracts, including the related Credit Support Agreements;

(ii)           cause the Sleeve Provider to execute and deliver to Accepted Counterparties and REPS and perform under Credit Support Agreements providing credit support for the obligations under Power and Hedging Contracts, and prevent any events of default or termination events relating solely to the Sleeve Provider as a credit support provider under the Credit Support Agreements related to the Power and Hedging Contracts;

(iii)          cause the Sleeve Provider to execute and deliver and perform under EFS Transactions, EOO Transactions and ICE Block Transactions in connection with Exchange Traded Contracts entered into by REPS, or held by REPS on the A&R Date, or subsequently obtained by REPS, in each case, in accordance with the provisions of Section 2.03;

(iv)          cause the ML Guarantee Provider to execute and deliver to C&I Customers and Governmental Customers and perform under ML Guarantees in connection with C&I Contracts and Governmental Contracts;

(v)           subject to Section 2.05, cause the ML Guarantee Provider to execute and deliver ML Guarantees to, and cause the Sleeve Provider to provide or post cash collateral, surety bonds or letters of credit to, Governmental Authorities for Persons making customer deposits and advance payments and Persons constituting transmission and distribution service providers (for this paragraph, collectively the “regulatory beneficiaries”), for, in all cases, the obligations of the Reliant Retail Obligors to such regulatory beneficiaries regarding (A) regulatory requirements with respect to the conduct of the Retail Energy Business in Approved Markets under or with Governmental Authorities, (B) the obligations of the Reliant Retail Obligors with respect to customer deposits and advance payments relating to Approved Markets as required by Governmental Authorities (including, with respect to the ERCOT Market area, under PUCT Subst. Reg. 25.107, or any successor thereto), provided that the same are for the benefit of Persons making customer deposits and advance payments and are payable or made at the direction of the Reliant Retail Obligors, and (C) the obligations of the Reliant Retail Obligors with respect to transmission and distribution service in Approved Markets required by Governmental Authorities (including, with respect to the ERCOT Market area, posting requirements under PUCT Subst. Reg. 25.108, or any successor thereto); and

(vi)          execute and deliver such further certificates, documents and agreements, and take such further actions, as REPS may reasonably request to fully implement the intent of the foregoing;

Provided, however, that the foregoing commitments of the Merrill Parties are subject to the following:

(1)           the commitments of the Merrill Parties to enter into any ML Guarantees or Credit Support Agreements, any EFS Transactions, EOO Transactions, Mirror OTC Contracts or ICE Block Transactions or any agreement to post or provide cash collateral to Governmental Authorities, are subject to the satisfaction of the conditions precedent set forth in Section 4; and

(2)           following the Unwind Start Date, (A) commitments with respect to any ML Guarantees and Credit Support Agreements, and EFS Transactions, EOO Transactions, Mirror OTC Contracts and ICE Block Transactions, other than those described in clause (B) below shall be limited to transactions outstanding on the Unwind Start Date and the maintenance and modification of hedges in Accepted Products where those hedges are in place to support contracts with Residential Mass Customers, Business Service Mass Customers and C&I Customers existing on the Unwind Start Date, (B) ninety (90) days after the Unwind Start Date, the commitments of the Merrill Parties with respect to providing ML Guaranties or the posting or provision of collateral to Governmental Authorities or with respect to customer deposits shall be terminated, and (C) to the extent of any commitments that have terminated, the Merrill Parties shall have the right to deliver to the applicable Persons notices that such commitments have terminated and the right to the return of any collateral theretofore posted under such commitments.

The Merrill Parties shall take all actions reasonably requested under this Section 2.01(a) by REPS reasonably promptly upon receipt of such request unless another time period is expressly provided for such actions under this Agreement.

(b)           Exclusivity.

(i)            Subject to Section 2.01(b)(ii), the Reliant Retail Obligors shall conduct all power, gas and other commodity purchases or sales and all hedging transactions entered into or performed after the A&R Date either:

(A)          Using Accepted Products under Power and Hedging Contracts and the Reliant Power Purchase Agreements, as applicable, with Accepted Counterparties and within each applicable Counterparty Limitation;

(B)           On an Accepted Exchange in accordance with Section 2.03;

(C)           With Governmental Customers, and, in each case, such transactions shall be solely for the Retail Energy Business;

(D)          Under transactions constituting wholesale purchases from C&I Customers or from power marketing affiliates of C&I Customers not to exceed 500 MWs at any time; provided that (i) any purchase from a power marketing affiliate of a C&I Customer will be consummated under a single written contract, the material provisions of which shall be substantially in accordance with the Customer Supply Product Feature Additional Product Schedule attached hereto as Schedule 2.01(b), (ii) (y) payment terms set forth in such written contract will be structured to reduce payment risk either by netting payment to the power marketing affiliate on the related C&I Customer invoice or by payment terms to the power marketing affiliate that require receipt of payment of the C&I Customer invoice prior to payment to the power marketing affiliate, and (z) such written contract shall provide that (amongst other things) such C&I Customer and power marketing affiliate of such C&I Customer shall be jointly and severally liable for the obligations of each other under the purchase, (iii) such purchase shall be at MCPE pricing, and (iv) upon execution of such written contract, REPS shall promptly advise the Sleeve Provider thereof and promptly furnish the Sleeve Provider with true, correct and complete executed copies thereof, together with all other documents evidencing, and specific to, such wholesale purchase;

(E)           Under transactions outstanding on the A&R Date and disclosed in a certificate, dated the A&R Date, of a Responsible Officer of REPS;

(F)           Acting as a Scheduling Entity for C&I Customers making purchases from third-parties where the credit risks to the Reliant Retail Obligors with the applicable C&I Customers with respect to such transactions together with the credit risks of the direct sales by the Reliant Retail Obligors to such C&I Customers collectively are within the credit policies of the Reliant Retail Obligors with respect to such C&I Customers;

(G)           Under transactions constituting purchases and sales among the Reliant Retail Obligors;

(H)          Under transactions constituting sales of electricity in the ordinary course of the Retail Energy Business to Residential Mass Customers, Business Services Mass Customers and C&I Customers using Accepted Retail Products;

(I)            Under transactions constituting purchases and sales of RECs under the Powerlight Contract; or

(J)            Under transactions with third parties (who are not required to be Accepted Counterparties) where such transactions are made such that (1) payment for purchases of applicable RECs are made by the Reliant Retail Obligors after delivery of the RECs to the applicable Reliant Retail Obligor account, (2) delivery of applicable RECs shall take place within 12 months of the execution of the applicable transaction, (3) no ML Guarantee is requested to be provided to the applicable counterparty, and (4) with respect to the applicable counterparty under such transaction, the sum of (x) the quantity of RECs that have been contracted for purchase from such counterparty and its affiliates under previous transactions that have not yet been delivered by such counterparty and affiliates to the applicable Reliant Retail Obligor account and (y) the quantity of RECs contracted for purchase from such counterparty and its affiliates under the subject transaction, does not exceed any of the relevant limits set forth in the table below:

Type of REC	Quantity
ERCOT	100,000
PJM Class I	40,000
PJM Class II	60,000
PJM Solar	500
PJM Green E (further described as of the A & R Date at the following web link. http://www.green-e.org.)	30,000

 (ii)          During the Transition Period and the Unwind Period, the Reliant Retail Obligors shall have the right to conduct power, gas and other commodity purchases or sales and hedging transactions that would otherwise be restricted by Section 2.01(b)(i) so long as such transactions (A) are either (1) with Accepted Counterparties and, taken together with the transactions under this Agreement, are within applicable Counterparty Limitations and applicable Collateral Thresholds, or (2) on an Accepted Exchange, (B) do not impose setoff rights against transactions under Credit Support Agreements, and (C) use Accepted Products measurable in K and VaR.

(iii)          Until the commitments under the Working Capital Facility have been terminated, the Working Capital Obligations have been repaid, and the Unwind Start Date has occurred, the Reliant Retail Obligors the shall not enter into any agreement with any Person for the provision of working capital facilities and, thereafter, shall not enter into any agreement for the provision of working capital facilities other than Replacement Working Capital Facilities.

2.02.        Credit Sleeve of OTC Trading and Hedging Activities.

(a)           Negotiation and Documentation of Power and Hedging Contracts.  In connection with the obligations of the Merrill Parties under Section 2.01(a), REPS and the Sleeve Provider shall negotiate in good faith the terms and conditions of each Counterparty Document, and document, execute and deliver, with each Accepted Counterparty in according with the following procedures:

(i)  General.  REPS shall communicate directly with each Accepted Counterparty and, unless requested by REPS, the Sleeve Provider may not communicate directly with any Accepted Counterparty in connection with such negotiation.  REPS shall promptly provide the Sleeve Provider with each draft of or comments to a Counterparty Document that is distributed or received by REPS.  Modifications from the form Power and Hedging Contract, Credit Support Agreement and ML Guarantee attached to this Agreement (as Exhibits C, D and A, respectively) shall require the consent of the Merrill Parties, not to be unreasonably withheld or delayed; provided that consent shall be deemed given with respect to the items provided on Schedule 2.02(a) if not objected to by the Sleeve Provider within one (1) Business Day of the receipt of the related proposed modification.  No consent of the Merrill Parties shall be required with respect to confirmations reflecting Accepted Trades under the Power and Hedging Contracts; provided that consent of the Merrill Parties shall be required to execute any confirmation for an Accepted Trade that (i) modifies the underlying terms of any Power and Hedging Contract, to the same extent consent would have been required had such modification been proposed at the time such Power and Hedging Contract was originally executed or (ii) modifies or supplements in any manner (including any supplement providing for posting of additional collateral or any independent amount) the terms of any Credit Support Agreement, but in each case such consent shall not be unreasonably withheld or delayed.

(ii)  Scheduled Term.  On and after the Initial Effective Date, during the Scheduled Term, REPS shall promptly provide the Sleeve Provider with comments received from each Accepted Counterparty to each applicable Counterparty Document and the Sleeve Provider shall make available necessary resources and, to the extent commercially practicable, respond to comments and drafts within three Business Days of receipt by the Sleeve Provider.

(iii)  Execution of Counterparty Documents.  Following the completion of the negotiation of each Counterparty Document with respect to an Accepted Counterparty (and the agreement by REPS and the Merrill Parties to the terms and conditions thereof), the Merrill Parties shall as soon as is reasonably practicable and to the extent applicable, execute and deliver each such Counterparty Document, but in no event later than three (3) Business Days after a receipt of a request therefor.  Following the execution thereof by all applicable parties and as soon as is commercially practicable, REPS shall provide the Sleeve Provider with a complete, fully executed set of Counterparty Documents with respect to each Accepted Counterparty.  Following the execution of a Counterparty Document, any amendment, supplement or other modification thereto shall be conducted in accordance with the processes set forth in this Section 2.02(a)(i) through (ii).

(iv)  Notice and Demands for Collateral Posting.  Following receipt of notice from any Person, including any Accepted Counterparty or Governmental Customer, that REPS (or the Sleeve Provider on its behalf) is required to post or return collateral in connection with any collateral posting obligation that the Sleeve Provider has undertaken in accordance with this Agreement, REPS shall promptly (and in no event later than, for collateral to be posted on the same day, 11:00 a.m. CPT on such day of receipt, and for collateral to be posted on the next day, 2:00 p.m. CPT on such day of receipt) provide such notice to the Sleeve Provider.  On each day in which REPS is permitted to value exposure or make any other determination in respect of collateral to be posted by or to the Sleeve Provider in connection with any posting obligation that the Sleeve Provide has agreed to undertake in connection with this Agreement, REPS shall make such valuation or determination in good faith and in a commercially reasonable manner.  To the extent applicable, following any valuation or determination made pursuant to the prior sentence, REPS shall make demand to the applicable Person for the posting of collateral by or the return of collateral to the Sleeve Provider and to the extent the Sleeve Provider receives such a demand from REPS, the Sleeve Provider shall, subject to the terms and conditions of this Agreement and the related Credit Support Agreement, make such posting of Collateral as demanded, whether or not the Sleeve Provider disputes the valuation, determination or demand (but subject to the Sleeve Provider’s rights to cause the adjustment thereof below).  Each valuation, determination and demand of REPS specified in this clause (v) shall be made by REPS without consultation with the Sleeve Provider unless such consultation is sought by REPS, except that:

(1) if the Sleeve Provider disputes any such valuation, determination or demand, prior to any action taken under paragraphs (2) or (3) below, and prior to the commencement of any further remedial action, REPS shall negotiate with the Sleeve Provider in good faith for one Business Day to resolve any such dispute and upon resolution of such dispute, the applicable valuation, determination or demand shall be adjusted accordingly, with corresponding adjustments to the subsequent requests to the Persons to whom such valuations, determinations or demands apply;

(2) if the Sleeve Provider disputes any such valuation based on Market Information, prior to any action taken under paragraph (3) below, the Market Information and resulting calculation shall be determined in accordance with Section 12.13 and upon such determination, the applicable valuation shall be adjusted accordingly, with corresponding adjustments to the subsequent requests to the Persons to whom such valuations apply; provided that, until such determination in accordance with Section 12.13, the valuation determined by REPS shall apply;

(3) to the extent applicable, if after the application of clauses (1) and (2) above, the Sleeve Provider in its reasonable discretion determines that (x) more than $30,000,000 in outstanding value of Merrill Collateral remains at any time posted or is requested to be posted in excess of the amount that is required to be posted as determined by REPS (determined, in each case, on aggregate basis across all Persons to whom the Sleeve Provider has such excess posted or has requested posting of Merrill Collateral in an outstanding value of $2,000,000 or more in connection with this Agreement), or (y) more than $10,000,000 in outstanding value of Merrill Collateral remains at any time posted or is requested to be posted to any single Person in excess of the amount that is required to be posted as determined by REPS, then, in either case, if REPS disputes such determination, such determination shall be referred by the parties to the Calculation Agent for resolution, and upon resolution of such dispute the applicable valuation shall apply and REPS shall use its best efforts to negotiate with, and to the extent applicable, dispute valuations of, or provide updated valuations to each such Person holding excess Merrill Collateral that the Sleeve Provider may direct in accordance with the resolution; provided that in lieu thereof  REPS may instead authorize the Sleeve Provider to do so; and provided further that, until resolution of this dispute by the Calculation Agent, the valuation determined by REPS shall apply; and

(4) to the extent applicable, if after application of clause (1) and (2) above the Sleeve Provider in its reasonable discretion determines that the outstanding value of any single Counterparty’s cash collateral posted or requested to be posted to any Reliant Retail Obligor as determined by REPS is more than $10,000,000 in deficiency of the amount that is required to be posted as determined by Sleeve Provider, then, if REPS disputes such determination, such determination shall be referred by the parties to the Calculation Agent for resolution, and upon resolution of such dispute the applicable valuation shall apply and REPS shall use its best efforts to negotiate with, and to the extent applicable, dispute valuations of, or provide updated valuations to each such Counterparty that the Sleeve Provider may direct in accordance with the resolution; provided that in lieu thereof REPS may instead authorize the Sleeve Provider to do so; and provided further that, until resolution of this dispute by the Calculation Agent, the valuation determined by REPS shall apply.

(b)           Core Accepted Counterparties and Counterparty Limitations.  Each counterparty listed on Exhibit B and designated as a Core Accepted Counterparty shall constitute a Core Accepted Counterparty and the limitations set forth therein (including those with respect to RECs in Annex A to Exhibit B) shall constitute such Core Accepted Counterparty’s “Counterparty Limitations” (in respect of each Accepted Product set forth therein). Following a Failure to Pay or Post or a Bankruptcy Event in respect of a Core Accepted Counterparty, the Sleeve Provider shall have the right by written notice to REPS to make adjustments to the Counterparty Limitations applicable to such Core Accepted Counterparty, as determined by the Sleeve Provider in its commercially reasonable discretion.  In addition, at any time, REPS may (i) (a) use Available Funds to pay to the Sleeve Provider an additional fee (each, a “Counterparty CDS Fee”), determined by the Sleeve Provider in its commercially reasonable discretion based on the then-market price for credit default swaps on such Core Accepted Counterparty, to increase the Counterparty Limitations applicable to such Core Accepted Counterparty or (b) deliver to the Sleeve Provider a credit default swap or swaps purchased with Available Funds and written by a Qualified Institution or Qualified Institutions with such Core Accepted Counterparty as the “Reference Entity” thereunder, in each case in which the applicable Counterparty Limitations shall be increased, as determined by the Sleeve Provider in its commercially reasonable discretion, for the term of the related credit default swap(s) or (ii) use Available Funds to post cash Collateral to the Sleeve Provider, in an amount determined by the Sleeve Provider in its commercially reasonable discretion, to increase the Counterparty Limitations applicable to such Core Accepted Counterparty in which case the applicable Counterparty Limitations shall be increased, as determined by the Sleeve Provider in its commercially reasonable discretion, during the period until REPS requests the return of such posted cash Collateral at which time, so long as the trading activities under such Power and Hedging Contract are within the Counterparty Limitations without giving effect to such increase, such posted cash Collateral shall be promptly returned to REPS and such increase shall no longer be applicable.  In connection with each adjustment to the Counterparty Limitations described in this paragraph, the Sleeve Provider shall promptly provide an updated Exhibit B reflecting such adjustment to REPS.

(c)           Other Accepted Counterparties.  Each counterparty listed on Exhibit B shall constitute an Other Accepted Counterparty and the limitations set forth therein (including those in with respect to RECs in Annex A to Exhibit B) shall constitute such Other Accepted Counterparty’s “Counterparty Limitations” (in respect of each Accepted Product set forth therein).  Following a Failure to Pay or Post or other material event of default (howsoever defined), a Bankruptcy Event or a Downgrade Event in respect of such Other Accepted Counterparty, the Sleeve Provider shall have the right by written notice to REPS to adjust the Counterparty Limitations applicable to such Other Accepted Counterparty, as determined by the Sleeve Provider in its commercially reasonable discretion.  In addition, at any time, REPS may (i) (a) use Available Funds to pay to the Sleeve Provider a Counterparty CDS Fee on such Other Accepted Counterparty to increase the Counterparty Limitations applicable to such Other Accepted Counterparty or (b) deliver to the Sleeve Provider a credit default swap or swaps purchased with Available Funds and written by a Qualified Institution or Qualified Institutions with such Other Accepted Counterparty as the “Reference Entity” thereunder, and in each case the applicable Counterparty Limitations shall be increased, as determined by the Sleeve Provider in its commercially reasonable discretion, for the term of the related credit default swap(s) or (ii) use Available Funds to post cash Collateral to the Sleeve Provider, in an amount determined by the Sleeve Provider in its commercially reasonable discretion, to increase the Counterparty Limitations applicable to such Other Accepted Counterparty in which case the applicable Counterparty Limitations shall be increased, as determined by the Sleeve Provider in its commercially reasonable discretion, during the period until REPS requests the return of such posted cash Collateral at which time so long as the trading activities under such Power and Hedging Contract are within the Counterparty Limitations without giving effect to such increase, such posted cash Collateral shall be promptly returned to REPS and such increase shall no longer be applicable.  In connection with each adjustment to the Counterparty Limitations described in this paragraph, the Sleeve Provider shall promptly provide an updated Exhibit B reflecting such adjustment to REPS.

(d)           Additional Counterparties.  REPS shall have the right to add additional Core Accepted Counterparties and Other Accepted Counterparties to Exhibit B with the approval of the Sleeve Provider, which shall not be unreasonably withheld or delayed.  When any Accepted Counterparty is added such Accepted Counterparty shall be added with commercially reasonable Counterparty Limitations as the Sleeve Provider may reasonably determine;  provided that, at all times after the Initial Effective Date, the Sleeve Provider shall grant approvals referred to above to the extent necessary such that (i) with respect to the ERCOT Market area, the Core Accepted Counterparties shall own at least the percentages of the aggregate generating capacity for the asset classes and zones set forth on Exhibit F and (ii) at all times there shall be at least 30 Other Accepted Counterparties; and provided further, that, if the Sleeve Provider shall reject any additional Accepted Counterparty proposed by REPS and such rejection would cause a violation of the foregoing requirements, then Sleeve Provider shall suggest an alternative Accepted Counterparty meeting such requirements.  In connection with each additional Accepted Counterparty added as described in this paragraph, the Sleeve Provider shall promptly provide an updated Exhibit B reflecting such adjustment to REPS.

(e)           Compliance Requirements.  Each Compliance Party shall be subject to the Compliance Requirements.  The obligation of the Merrill Parties under (i) Section 2.01(a) with respect to any Compliance Party or (ii) paragraphs (c) and (d) of this Section 2.02 to (A) designate any Other Accepted Counterparty or (B) add any additional Accepted Counterparty, shall in each case be subject to the satisfaction of the Compliance Requirements with respect to such Compliance Party or such Other Accepted Counterparty or additional Accepted Counterparty, as the case may be.  To the extent the Sleeve Provider or the ML Guarantee Provider is not already in possession of applicable Compliance Information satisfying the applicable Compliance Requirements with respect to any such Person, REPS hereby permits, and the Merrill Parties hereby agree, that the Sleeve Provider or the ML Guarantee Provider shall use commercially reasonable efforts to endeavor to obtain the same from such Person and, in the event the Sleeve Provider or the ML Guarantee Provider, as the case may be, has not timely received applicable Compliance Information with respect to such Person, the Sleeve Provider shall promptly notify REPS of the same by written notice, and REPS may request the required Compliance Information for such Person and forward the same to Sleeve Provider upon receipt, provided that REPS shall not be deemed to have made any representation or warranty, express or implied, with respect to the accuracy thereof.  The Merrill Parties shall provide to REPS upon request from time to time a description of the applicable Compliance Information and Compliance Requirements at such time with respect to any Compliance Party or generally with respect to any category of Compliance Parties as to which similar requirements apply.

                                2.03.        Credit Sleeve of Exchange Traded Hedging Activities.

(a)           A&R Date Transactions.  On the A&R Date, and subject to the last sentence of this paragraph, RES shall (i) transfer on an ex-pit basis to REPS all of the NYMEX Exchanged Traded Contracts relating to the PJM Retail Business held by RES as of the Business Day prior to the A&R Date and (ii) transfer to REPS all of the ICE cleared swap contracts relating to the PJM Retail Business held by RES as of the Business Day prior to the A&R Date.  On the A&R Date, and subject to the last sentence of this paragraph, after giving effect to the foregoing transfer, REPS shall (i) transfer on an ex-pit basis to Sleeve Provider all of the NYMEX Exchanged Traded Contracts relating to the PJM Retail Business held by REPS as of the A&R Date and (ii) transfer to the Sleeve Provider all of the ICE cleared swap contracts relating to the PJM Retail Business held by REPS as of the A&R Date.  All such NYMEX ex-pit and ICE position transfers shall be at the original prices and terms thereof.  In addition, REPS and Sleeve Provider shall enter into related Mirror OTC Contracts for each such NYMEX ex-pit and ICE position transfer.  With respect to such NYMEX ex-pit and ICE position transfers, each party shall pay its own broker’s fees and FCM fees.  The foregoing shall apply only to the

September and forward positions under the applicable NYMEX Exchange Traded Contracts and ICE cleared swap contracts.

(b)           Ongoing Transactions.  On each Business Day, on and after the A&R Date, REPS and the Sleeve Provider shall execute (i) one EFS Transaction or EOO Transaction per Accepted Product, for all of the NYMEX Exchanged Traded Contracts held by REPS as of the mutually agreed upon time on such Business Day, by the close of the Business Day such NYMEX Exchanged Traded Contracts were entered into, and (ii) one ICE Block Transaction per Accepted Product, for all of the ICE cleared swap contracts held by REPS as of the mutually agreed upon time on such Business Day, by the close of the Business Day such ICE cleared swap contracts were entered into.  With respect to all EFS Transactions, EOO Transactions and ICE Block Transactions, each Party shall pay its own broker’s fees and FCM fees.

                                2.04.        Credit Sleeve of C&I and Governmental Contracts.  On and after the Initial Effective Date, subject to the terms and conditions of this Agreement, the ML Guarantee Provider shall provide an ML Guarantee in respect of each of the C&I Contracts and Governmental Contracts set forth on Schedule 2.04.  The obligations of the Merrill Parties under Section 2.01(a)(iv) to provide ML Guarantees in respect of additional C&I Contracts and Governmental Contracts other than those specified on Schedule 2.04 shall be subject to the following restrictions: (i) no more than 30 such ML Guarantees (in addition to those on Schedule 2.04) shall be issued per 12 month period and (ii) such additional C&I Contracts and Governmental Contracts shall be in respect of Accepted Retail Products.  Notwithstanding the foregoing, if any ML Guarantees in respect of any C&I Contracts and Governmental Contracts set forth on Schedule 2.04 cannot be arranged for on or before the A&R Date, the ML Guarantee Provider shall provide such ML Guarantees as soon as commercially practicable following the A&R Date.

                                2.05.        Credit Sleeve of Regulatory Obligations.  In connection with the obligation of the Merrill Parties under Section 2.01(a)(v), REPS shall endeavor with the Merrill Parties to cause the applicable beneficiaries to accept ML Guarantees instead of the posting or provision of cash collateral, surety bonds or letters of credit, to accept cash collateral instead of the posting or provision of surety bonds or letters of credit and to accept surety bonds instead of posting or provision of letters of credit, in each case when possible to satisfy the requirements of the Merrill Parties thereunder; provided that the foregoing shall not imply any waiver of the obligation to post or provide ML Guarantees, cash collateral, surety bonds or letters of credit.  In providing any such ML Guarantee, cash collateral, surety bond or letter of credit, neither the Merrill Parties nor any of their Affiliates shall be responsible for or otherwise guarantee or assure, any other regulatory requirements or compliance provisions applicable to the Reliant Retail Obligors, other than those pertaining to required financial criteria and the required posting of guarantees, cash collateral, surety bonds or letters of credit with respect to the applicable regulatory beneficiaries identified in, and as defined in, Section 2.01(a)(v).  With respect to any such ML Guarantees, cash collateral, surety bonds and letters of credit contemplated to be delivered in connection with the A&R Date, to the extent the same cannot be arranged for on or before the A&R Date, the Merrill Parties shall provide such ML Guarantees, cash collateral, surety bonds and letters of credit as soon as commercially practicable following the A&R Date.

                                2.06.        Term

(a)           The term of this Agreement (the “Term”) shall be the period from the Execution Date through the Credit Sleeve Termination Date.

(b)           REPS shall have the right to declare an Unwind Start Date on the last day of any month to effect the beginning of the Unwind Period at any time upon not less than 60 days prior written notice provided by REPS to the Sleeve Provider.  The declaration of an Unwind Start Date in accordance with this Section 2.06(b) may result in an obligation of REPS with respect to a Make-whole Payment under Section 3.05.

                                2.07.        Posting Collateral to Increase K.  At any time REPS shall have the right to use Available Funds to post cash Collateral to the Sleeve Provider, in an amount determined by REPS, to increase the value of clause (y) of the definition of “Trigger Event”, in which case such clause (y) shall be increased by the amount of such posted cash Collateral as contemplated by clause (y)(2) of the definition of “Trigger Event” until such time as REPS requests the return of such posted cash Collateral, at which time, so long as the return of such cash Collateral would not cause a Trigger Event, such posted cash Collateral shall be promptly returned to REPS and such increase shall no longer be applicable.

                                Section 3.               Payments, Fees and Records.

                                3.01.        Notice of Payment on ML Guarantee or Collateral Foreclosure.  The Sleeve Provider shall notify REPS, promptly upon receipt from any beneficiary or recipient of an ML Guarantee or any secured party to which the Sleeve Provider has provided collateral pursuant to Article 2 (whether a ML Guarantee, posted cash collateral, surety bond, letter of credit or other collateral, “Merrill Collateral”) of any demand for payment under such ML Collateral or any Collateral Foreclosure thereon. The Sleeve Provider shall notify REPS of the

Dollar amount paid by the Merrill Parties as a result of such demand or the Dollar amount of Merrill Collateral relating to such Collateral Foreclosure, as applicable, and the date on which payment was made by a Merrill Party in respect of such demand or the date on which such Collateral Foreclosure occurred, as applicable (any such date, a “Capital Outlay Date”).

                                3.02.        Repayment of Draw Reimbursement Obligations.  REPS hereby unconditionally and irrevocably promises to pay to the Sleeve Provider, on behalf of the applicable Merrill Party, the entire outstanding Dollar amount of each payment on behalf of the Reliant Retail Obligors by ML&Co. or the Sleeve Provider arising from each demand for payment under Merrill Collateral or payment on behalf of the Reliant Retail Obligors by the Sleeve Provider arising from each Collateral Foreclosure of Merrill Collateral (each, a “Draw Reimbursement Obligation”), notwithstanding the identity of the beneficiary or recipient of any Merrill Collateral, and without presentment, demand, protest or other formalities of any kind.  Each such Draw Reimbursement Obligation shall mature on the Business Day following the date the Sleeve Provider delivers notice to REPS of the related Capital Outlay Date as provided in Section 3.01 (the “Notice Date”); provided that, in the event that, on or prior to the Business Day following the Notice Date, REPS delivers to the Sleeve Provider in good faith a written notice referred to in Section 8.02(b) or (c) predicated upon (i) failure to pay under any ML Guarantee after demand by the beneficiary complying with the terms and conditions of the ML Guarantee or (ii) the breach of a Merrill Party of its obligations under Section 2.01 or any Credit Support Agreement, such Draw Reimbursement Obligation shall mature and be payable on the earliest of (A) the date that the notice to the Sleeve Provider is withdrawn, (B) the date the underlying failure related to the Draw Reimbursement Obligation is cured, (C) the date that the remedies under Section 9.02 with respect to such failure have been resolved, mutually concluded, or finally determined by a court of competent jurisdiction, or (D) the date that the Working Capital Facility matures (whether on the Maturity Date under, and as defined in, the Working Capital Facility, by acceleration or otherwise) (any Reimbursement Obligation subject to the foregoing proviso, a “Deferred Draw Reimbursement Obligation”).

Notwithstanding any payment of a Draw Reimbursement Obligation REPS makes as required in this Section 3.02, REPS does not by making such payment waive any rights under Sections 8.02 and 9.02 against a Merrill Party related to the applicable Draw Reimbursement Obligation, subject to the limitations in Section 9.04.

                                3.03.        Interest.

(a)           (i) REPS hereby unconditionally promises to pay to the Sleeve Provider, when due and payable in accordance with Section 3.03(d):

(A)  interest accruing at a rate per annum equal to the Base Rate (as in effect from time to time) plus 0.45% on the unreimbursed Dollar amount of each Current Draw Reimbursement Obligation for the period from and including the Business Day following the related Notice Date to but excluding the date the Dollar amount of such Current Draw Reimbursement Obligation shall be paid in full; and

(B)  interest accruing at a rate per annum equal to the LIBO Rate (as defined in the Working Capital Facility and incorporated by reference in accordance with Section 3.03(a)(ii)) plus 0.45% on the unpaid Dollar amount of each Deferred

Reimbursement Obligation for the period from and including the Business Day following the related Notice Date to but excluding the date the Dollar amount of such Deferred Reimbursement Obligation shall be paid in full.

(ii)  REPS agrees, for the benefit of the Sleeve Provider, to perform, comply with and be bound by each of its covenants, agreements and obligations contained in Sections 2.10, 2.13, and 2.14 of the Working Capital Facility with respect to Deferred Reimbursement Obligations, as modified and supplemented and in effect from time to time, or as last in effect in the event the Working Capital Facility shall be terminated.  Without limiting the generality of the foregoing, the above-mentioned provisions of Working Capital Facility, together with related definitions (including the definition of “LIBO Rate” and “Interest Payment Date”) and ancillary provisions, are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis.

(b)           Notwithstanding Section 3.03(a), REPS hereby unconditionally promises to pay to the Sleeve Provider, when due and payable in accordance with Section 3.03(d), interest accruing at a rate per annum equal to the Post-Default Rate (as in effect from time to time) on (i) the Dollar amount of each Reimbursement Obligation that is not paid in full within one Business Day after becoming due and (ii) any other overdue amount payable by REPS under any Transaction Documents with any Merrill Party, in each case for the period from and including the due date thereof to but excluding the date the same is paid in full.

(c)           Interest on any amount, including interest on Reimbursement Obligations, shall be computed on the basis of actual days elapsed (including the first day but excluding the last day) occurring during the period such interest accrues and a year of 365 or 366 days, as applicable (if computed by reference to the Prime Rate) or 360 days (if computed by reference to the Federal Funds Rate or the LIBO Rate).

(d)           (i) Subject to clause (iii) below, accrued interest on each Current Draw Reimbursement Obligation shall be payable monthly on the last Business Day of each month and on the date that such Current Draw Reimbursement Obligation shall be paid in full; (ii) subject to clause (iii) below, accrued interest on each Deferred Reimbursement Obligation shall be payable on each Interest Payment Date (as defined in the Working Capital Facility and incorporated by reference in accordance with Section 3.03(a)(ii)) for such Deferred Reimbursement Obligation and on the date that such Deferred Reimbursement Obligation shall be paid in full; provided that interest payable on each Interest Payment Date prior to the date that such Deferred Reimbursement Obligation is payable shall be reserved in accordance with Section 6.11(c)(vi) in lieu of being paid on such Interest Payment Date; and (iii) accrued interest on any amount (including Current Draw Reimbursement Obligations and Deferred Reimbursement Obligations) payable in accordance with Section 3.03(b) shall be payable on demand from time to time, on the last Business Day of each month and on the date that such amount is paid in full.

                                3.04.        Monthly Sleeve Fee.  The Monthly Sleeve Fee shall accrue on each day from the Initial Effective Date to and including the Unwind Conclusion Date and be payable in arrears by REPS to the Sleeve Provider in monthly installments on each Monthly Payment Date, in each case, as determined in accordance with Schedule 3.04.

                                3.05.        Make-whole Payment.  In the event that an Unwind Start Date is declared by the Sleeve Provider in connection with a Reliant Event of Default or is declared by REPS in accordance with Section 2.06(b), in either case, within two years of the Initial Effective Date, REPS shall pay to the Sleeve Provider the Make-whole Payment.

                                3.06.        Structuring Fee.  On the Initial Effective Date, REPS has paid to the Sleeve Provider a one-time structuring fee (the “Structuring Fee”) in an amount equal to $12,750,000.  On the A&R Date, REPS shall pay to the Sleeve Provider a one-time structuring fee (the “PJM Structuring Fee”) in an amount equal to $1,200,000.

                                3.07.        Payments Generally.

(a)           Payments by Reliant Retail Obligors.  Except to the extent otherwise provided herein, all payments in respect of Reimbursement Obligations, interest, Monthly Sleeve Fees and other amounts to be made by the Reliant Energy Obligors under this Agreement, and, except to the extent otherwise provided therein, all payments to be made by the Reliant Energy Obligors under any other Transaction Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim to the Sleeve Provider at the account designated on Schedule 3.07(a) or any other account designated in writing by the Sleeve Provider to REPS not less than five Business Days before any payment is made, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)           Extensions to Next Business Day.  If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the immediately succeeding Business Day and interest shall be payable for any amount so extended for the period of such extension (except in the case of the Monthly Sleeve Fee).

                                3.08.        Records; Prima Facie Evidence.

(a)           Maintenance of Records by the Sleeve Provider.  The Sleeve Provider shall maintain records in which it shall record (i) each ML Guarantee issued hereunder or other Merrill Collateral provided hereunder, (ii) the amount of each Reimbursement Obligation, (iii) interest due and payable or to become due and payable from REPS to the Sleeve Provider hereunder and (iv) the amount of any sum received by the Sleeve Provider hereunder.

(b)           Effect of Entries.  The entries made in the records maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Sleeve Provider to maintain such records or any error therein shall not in any manner affect the obligation of REPS to repay the Reimbursement Obligations in accordance with the terms of this Agreement.

                                Section 4.               Conditions.

The obligation of the Merrill Parties to enter into any ML Guarantees or Credit Support Agreements or provide Merrill Collateral, the NYMEX ex-pit and ICE position transactions referred to in Section 2.03(a), any EFS Transactions, EOO Transactions, Mirror OTC Contracts or ICE Block Transactions, any agreement to post or provide cash collateral to Governmental Authorities or other Persons or any transaction contemplated by Section 2.02(e) is subject to the following conditions precedent that, both immediately prior to and after giving effect thereto and to the intended use thereof:

(a)           (i) Each of the representations and warranties of the Reliant Retail Obligors made in Section 5 and in the other Transaction Documents which is qualified by materiality shall be true and correct and (ii) each of the other representations and warranties of the Reliant Retail Obligors made in Section 5 and in the other Transaction Documents shall be true and correct in all material respects, in each case of clause (i) and (ii) on and as of the date of request for issuance of an ML Guarantee or execution of a Credit Support Agreement or provision of other Merrill Collateral, with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b)           no Default relating to a Reliant Event of Default or Trigger Event shall have occurred and be continuing.

Each request by REPS for the issuance of an ML Guarantee, the execution of a Credit Support Agreement or provision of Merrill Collateral shall constitute a certification to the effect that the above conditions have been satisfied.

                                Section 5.               Representations and Warranties.  Each of the Reliant Retail Obligors hereby represents and warrants that as of the A&R Date and thereafter:

                                5.01.                        Existence, Qualification and Power; Compliance with Laws.  Such Person (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                5.02.                        Authorization; No Contravention.  The execution, delivery and performance by such Person of each Transaction Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject that could reasonably be expected to have a Material Adverse Effect; (c) violate any Law that could reasonably be expected to have a Material Adverse Effect; or (d) result in the creation of any Lien other than a Permitted Lien.  The Reliant Retail Obligors are in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                5.03.        Governmental Authorization; Other Consents.  Except as to those which have been duly obtained, taken, given or made and are in full force and effect and except as noted below, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by any Reliant Retail Obligors of this Agreement or any other Transaction Document, (ii) the grant by any Reliant Retail Obligors of the Liens granted by it pursuant to the Transaction Documents, or (iii) the perfection or maintenance of the Liens created under the Transaction Documents (including the first priority (subject to Permitted Liens) nature thereof), other than the filing of UCC-1 Financing Statements and applicable filings with respect to patents, trademarks and material copyrights.  The Parties recognize that in connection with transaction contemplated hereby, (1) RESE will be required to notify FERC of a change in its ownership occurring on the A&R Date as a result of the Sleeve Provider’s ownership interest in RERH Holdings and (2) one or more of the Reliant Retail Obligors may be required to seek approval and/or provide notice to a Governmental Authority prior to or in order to undertake one or more of the transactions not prohibited by Article 7.

                                5.04.        Binding Effect.  This Agreement has been, and each other Transaction Document, when executed and delivered hereunder, will have been, duly executed and delivered by each Reliant Retail Obligor that is party thereto.  This Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Reliant Retail Obligor, enforceable against each Reliant Retail Obligor that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity.

                                5.05.        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the consolidated financial condition of RERH Holdings and its consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the consolidated financial condition of

RERH Holdings and its consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           The Projected Financial Statements fairly present in all material respects the transfer of RESE to RERH and the other contributions of the assets and liabilities of the Retail Energy Business contemplated by this Agreement as of the A&R Date.

(d)           From the date of the Audited Financial Statements through the A&R Date, except as disclosed in public filings or in writing to the Sleeve Provider on or before five Business Days before the A&R Date, there has been no event or circumstance, either individually or in the aggregate that has had or could reasonably be expected to have a Material Adverse Effect.

                                5.06.        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of each Reliant Retail Obligor, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Reliant Retail Obligors or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or (b) except as disclosed in public filings or in writing to the Sleeve Provider on or before five Business Days before the A&R Date, exist on or prior to the A&R Date and either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

                                5.07.        No Default.  Immediately prior to the A&R Date, and before giving effect to the amendment and restatement of this Agreement described in Section 12.17(ii), no Default with respect to a Reliant Event of Default had occurred and was continuing.  On the A&R Date, and after giving effect to the amendment and restatement of this Agreement described in Section 12.17(ii), no Default with respect to a Reliant Event of Default has occurred and is continuing or would result from the consummation of the amendment and restatement described in Section 12.17(ii) or the resulting transactions contemplated by this Agreement or any other Transaction Document.

                                5.08.        Ownership of Property; Liens.

(a)           Each of the Reliant Retail Obligors has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The property of the Reliant Retail Obligors is subject to no Liens, other than Permitted Liens.

(c)           As of the A&R Date, the Reliant Retail Obligors have no fee interests in real property.

                                5.09.        Environmental Matters.

(a)           The Reliant Retail Obligors have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental permits, other than non-compliances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           None of the Reliant Retail Obligors nor any property currently or, to the knowledge of the Reliant Retail Obligors, previously owned, operated or leased by or for Reliant Retail Obligors is subject to any pending or, to the knowledge of the Reliant Retail Obligors, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           As of the A&R Date, none of the Reliant Retail Obligors has a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the regulations thereunder or any state analog.

(d)           There are no facts, circumstances or conditions known to the Reliant Retail Obligors arising out of or relating to the operations or ownership of  the Reliant Retail Obligors or of the property owned, operated or leased by the Reliant Retail Obligors that are not specifically included in the financial information furnished to the Sleeve Provider that could be reasonably expected to result in any Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect, unless such liabilities are (i) covered by environmental liability insurance, (ii) subject to an indemnity from any Governmental Authority, or (iii) subject to an indemnity satisfactory to REPS from a Person that is not an Affiliate of REPS that REPS has determined in good faith is appropriately credit worthy in relation to the potential amount of such liabilities.

(e)           As of the A&R Date, no environmental Lien has attached to any property of the Reliant Retail Obligors and, to the knowledge of the Reliant Retail Obligors, no facts, circumstance or conditions exist that could, individually or in the aggregate, reasonably be expected to result in an environmental Lien that would have a Material Adverse Effect.

(f)            None of the Reliant Retail Obligors is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that could reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Reliant Retail Obligors have been disposed of in a manner that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                                5.10.        Insurance.  The properties of the Reliant Retail Obligors are insured with financially sound and reputable insurance companies not Affiliates of REPS, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies of the same or similar size engaged in similar businesses and owning similar properties in localities where each Reliant Retail Obligor operates, which insurance may be under policies obtained by the Reliant Parent.

                                5.11.        Taxes.  The Reliant Retail Obligors have filed all Federal, state and other material tax returns and reports required to be filed after giving effect to applicable extensions, except for tax returns or reports the failure of which to timely file could not reasonably be expected to have a Material Adverse Effect, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Reliant Retail Obligor that would, if made, have a Material Adverse Effect.  Except for the provisions of the Reliant Parent Services Agreement or any replacement thereof with respect to tax matters entered into in accordance with Section 7.15, neither RERH Holdings nor any Subsidiary thereof is party to any tax sharing agreement that would create any liability for taxes (for any period either before or after the A&R Date), after taking into account the provisions of the Reliant Parent Services Agreement or any such replacement.

                                5.12.        ERISA Compliance.

(a)           Each Plan has been established, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Reliant Retail Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification.  RERH Holdings and each ERISA Affiliate have made all required contributions (both quarterly and annually) to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Reliant Retail Obligors, threatened claims, actions or lawsuits or investigations, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability, whether or not waived, that could reasonably be expected to have a Material Adverse Effect, and no application for a waiver of the minimum funding standard has been filed or is expected to be filed with respect to any Pension Plan; (iii) none of the Reliant Retail Obligors and any of their ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that could reasonably be expected to have a Material Adverse Effect; (iv) none of the Reliant Retail Obligors and any of their ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; and (v) none of the Reliant Retail Obligors and any of their ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

                                5.13.        Subsidiaries; Equity Interests.  On the A&R Date and after giving effect to the RESE Contribution Agreement, (a) RERH Holdings has no Subsidiaries other than RERH, REPS, RERS, RERR and RESE, and each such Subsidiary is a Wholly Owned Subsidiary of RERH Holdings, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are free and clear of all Liens except those created under the Transaction Documents and the Permitted Liens, (b) RERH Holdings and its Subsidiaries have no equity investments in any other Persons, and (c) set forth in Schedule 5.13 is a complete and accurate list of the jurisdiction of incorporation, the address of principal place of business and U.S. taxpayer identification number for RERH Holdings and its Subsidiaries.

                                5.14.        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           None of the Reliant Retail Obligors is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           None of the Reliant Retail Obligors or any Person Controlling the Reliant Retail Obligors (i) is in violation of any regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or any foreign, federal or local statute or any other Law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated by any Transaction Document, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the issuing of any ML Guarantee nor the provision of collateral by the Merrill Parties in accordance with this Agreement, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.

                                5.15.        Disclosure.  The Reliant Retail Obligors have disclosed to the Sleeve Provider all agreements, instruments and corporate or other restrictions to which the Reliant Retail Obligors are subject, and all other matters known to it (other than general industry, political, and economic conditions), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Reliant Retail Obligor to the Sleeve Provider in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered to the Sleeve Provider hereunder or under any other

Transaction Document (in each case, as modified or supplemented by other information so furnished), at the time furnished or delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Reliant Retail Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made; and provided further, that the Reliant Retail Obligors make no representation or warranty, express or implied, with respect to the Compliance Information delivered to Sleeve Provider in accordance with Section 2.02(e).

                                5.16.        Compliance with Laws.  Each of the Reliant Retail Obligors is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                                5.17.        Intellectual Property; Licenses, Etc.  The Reliant Retail Obligors own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, unless the failure to so own or possess the right to use could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Reliant Retail Obligors, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Reliant Retail Obligors infringes upon any rights held by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Reliant Retail Obligors, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                                5.18.        Solvency.  RERH Holdings is, together with its Subsidiaries on a consolidated basis, Solvent.

                                5.19.        Perfection, Etc..  The Security Documents, together with (i) the filing of appropriate UCC-1 and, if applicable, UCC-3, financing statements with the filing offices required under the Security Agreement, and (ii) the possession of certificated Pledged Securities (together with blank executed stock powers with respect thereto), if any, create and grant to the Collateral Trustee for the benefit of the holders of Secured Obligations, including the Merrill Parties, a valid, first priority (subject to Permitted Liens), perfected security interest in the Collateral, subject to the terms and provisions of the Security Agreement.

                                5.20.        Employees, Etc.  On the A&R Date, RERH Holdings and its Subsidiaries have a president, a principal risk officer, an in-house attorney and sufficient employees that, taken together with the services provided under arm’s length service contracts

(including the Reliant Parent Service Agreement), they can run the Retail Energy Business in a manner consistent with the business operations of the Retail Energy Business as of the A&R Date.

                                5.21.                        Information Technology Systems.  On the A&R Date, RERH Holdings and its Subsidiaries own or have access to (through arm’s length service contracts including the IT Service Agreement and the Reliant Parent Services Agreement if then in effect) the Information Technology Systems necessary to run the Retail Energy Business, including Information Technology Systems providing capabilities consistent with the arrangements in place for the Retail Energy Business as of the A&R Date.  RERH Holdings and its Subsidiaries (a) own all modifications to the software licensed by SAP America, Inc., to the Reliant Parent or its Affiliates (including the IT Trust) (the “SAP Software”) with specific application to the Retail Energy Business of RERH Holdings and its Subsidiaries, including all modifications for the CCS and EDM modules, and (b) have access to the benefits of all other modifications to the SAP Software related to the Retail Energy Business of RERH Holdings and its Subsidiaries through the services provided under the Master Services Agreement.

                                5.22.                        Marks.  On the A&R Date, RERH Holdings and its Subsidiaries own or have access to (through arm’s length licenses and other arrangements including the IP License Agreement and the Reliant Parent Services Agreement if then in effect) the Marks necessary to run the Retail Energy Business using the “Reliant” name consistent with the arrangements in place for the Retail Energy Business as of the A&R Date.

                                Section 6.               Affirmative Covenants.  From the A&R Date until the Credit Sleeve Termination Date, the Reliant Retail Obligors shall, and shall cause each of their Subsidiaries, to:

                                6.01.                        Financial Statements.  Deliver to the Sleeve Provider, in form and detail satisfactory to the Sleeve Provider:

(a)           as soon as available, but in any event within 90 days after the end of each Fiscal Year of RERH Holdings, an audited consolidated balance sheet of RERH Holdings and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, stockholders’ equity, comprehensive income (loss) and cash flows for such Fiscal Year, setting forth in each case (beginning with Fiscal Year 2006, and in addition with respect to such Fiscal Year, the unaudited opening balance sheet used to prepare such audited balance sheet as at the end of Fiscal Year 2006), the figures as of the end of, and for, the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board or its successor and shall not be subject to any “going concern” or like qualification or exception;

(b)           as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of RERH Holdings, an unaudited consolidated balance sheet of RERH Holdings and its consolidated Subsidiaries as at the end of such Fiscal Quarter, and the related unaudited consolidated statements of income or operations for such Fiscal Quarter and for the portion of RERH Holdings’ Fiscal Year then ended and cash flows for the portion of RERH Holdings’ Fiscal Year then ended, setting forth in each case (beginning with Fiscal Year 2007) in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of RERH Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of RERH Holdings and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but in any event within 30 days after the end of the first and second calendar months of each Fiscal Quarter (beginning with the first Fiscal Quarter of 2007), a copy of RERH Holdings’ internal monthly consolidated corporate reporting package (i.e., flash reports) in form reasonably acceptable to Sleeve Provider; and

(d)           as soon as available, but in any event within 55 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, and 95 days after the end of the fourth Fiscal Quarter of each Fiscal Year, a financial forecast (for each quarter remaining in the then current calendar year and each of the two following calendar years) for the Retail Energy Business of RERH Holdings and its Subsidiaries in form reasonably acceptable to the Sleeve Provider (which form shall include a summary balance sheet and statement of income and cash analysis in a format similar to those prepared for Reliant Parent prior to the Execution Date).

                                6.02.        Certificates; Other Information.  Deliver to the Sleeve Provider, in form and detail satisfactory to the Sleeve Provider:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of RERH Holdings;

(b)           promptly after any request by the Sleeve Provider, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of RERH Holdings by independent accountants in connection with the accounts or books of RERH Holdings or any Subsidiary or any audit of any of them;

(c)           promptly after the furnishing or receiving thereof, copies of any notice of default furnished to, or received from, any holder of debt securities of RERH Holdings or any Subsidiary thereof pursuant to the terms of any indenture, guarantee or credit or similar agreement and not otherwise required to be furnished to the Sleeve Provider pursuant to Section 6.01 or any other clause of this Section;

(d)           as soon as available, but in any event within 15 days after the end of each month, a report regarding compliance and non-compliance with the Risk Management Policy having substantially the same form, scope and level of detail as the monthly risk management report or reports presented to any vice president of risk control or otherwise to senior management of the Reliant Parent with respect to such month; and

(e)           at least three Business Days prior to the occurrence thereof, notice of the anticipated closing of (i) any Asset Sale or (ii) any asset sale under clause (1)(ii) of the definition of Asset Sale occurring during any calendar quarter after the aggregate amount of such asset sales during such calendar quarter exceeds $5,000,000;

(f)            promptly, such additional information regarding the business, financial or corporate affairs of RERH Holdings or any Subsidiary, or compliance with the terms of the Transaction Documents, as the Sleeve Provider may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be delivered electronically and when so delivered, shall be deemed to have been delivered on the date on which RERH Holdings provides such documents electronically, including by email or electronic posting; provided that: (i) RERH Holdings shall at the request of the Sleeve Provider deliver paper copies of such documents to the Sleeve Provider and (ii) if documents are electronically posted, RERH Holdings shall notify the Sleeve Provider (by telecopier or electronic mail) of the posting.  Notwithstanding anything contained herein, in every instance RERH Holdings shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Sleeve Provider.  Except for such Compliance Certificates, the Sleeve Provider shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by RERH Holdings with any such request for delivery.

                                6.03.        Notices.  Promptly notify the Sleeve Provider:

(a)           after any Responsible Officer’s obtaining knowledge of (i) the occurrence of any Default with respect to a Reliant Event of Default and the intended actions of the Reliant Retail Obligors with respect thereto and (ii) any Level 3 Violation under, and as defined in, the Risk Management Policy (as opposed to a Level III Violation as defined herein);

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of any Reliant Retail Obligor; (ii) any dispute, litigation, investigation, proceeding or suspension between any Reliant Retail Obligor and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Reliant Retail Obligor, including pursuant to any applicable Environmental Laws); and

(c)            after any Responsible Officer’s obtaining knowledge of the occurrence of any ERISA Event or of any actual or reasonably likely contribution failure under Code Section 412, or ERISA Section 302 with respect to any Pension Plan or the filing of an application seeking waiver of any potential contribution failure.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the applicable Reliant Retail Obligor setting forth details of the occurrence referred to therein and stating what action the applicable Reliant Retail Obligor  has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

                                6.04.        Payment of Obligations.  Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Reliant Retail Obligor; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that is not a Permitted Lien.

                                6.05.        Preservation of Existence, Etc..  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04, 7.05 or 7.06, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

                                6.06.        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, in each of cases (a), (b) and (c), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                6.07.        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of same or similar size engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ (or such other period as required by law) prior notice to the Sleeve Provider and Collateral Trustee of termination, lapse or cancellation of such insurance; provided that such insurance may be under policies obtained by Reliant Parent.

                                6.08.        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

                                6.09.        Books and Records.  (a) Maintain proper books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Reliant Retail Obligors and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Reliant Retail Obligors.

                                6.10.        Inspection Rights.  Permit representatives and independent contractors of the Sleeve Provider to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to REPS, all at the expense of the Reliant Retail Obligors, and the Reliant Retail Obligors will pay up to $100,000 during any contract year to the extent of the third party expenses of the Sleeve Provider incurred in connection therewith (but the Reliant Retail Obligors shall pay no further expenses in connection therewith); provided that, the foregoing shall include permitting one representative of the Sleeve Provider to retain an office in the retail office space of the Reliant Retail Obligors with access to the information set forth in Schedule 1.01(c) and to appropriate personnel of the Reliant Retail Obligors and the Reliant Parent and the administrative floor on which such representative’s office is located (but not access to the trading floor) during each Business Day; provided further that when a Reliant Event of Default exists the Sleeve Provider (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Reliant Retail Obligors, to the extent reasonable under the circumstances, without being subject to the expense limit described above, and at any time during normal business hours and without advance notice.

                                6.11.        Addition and Removal of Transaction Parties; Collateral Matters; Waterfall.

(a)           (i)            Promptly and in any event within thirty (30) Business Days after any Subsidiaries of RERH Holdings that are not Reliant Retail Obligors have, on an aggregate basis, net income or book values exceeding the corresponding Non-Guarantor Cutoff Amounts, deliver to the Sleeve Provider and Collateral Trustee the following with respect to one or more such Subsidiaries (as to each such delivery, each a “Designated Subsidiary”) to the extent necessary to cause the Subsidiaries of RERH Holdings that are not Reliant Retail Obligors to have on an aggregate basis, net income or book values less than the corresponding Non-Guarantor Cutoff Amounts: (A) Joinder Agreements under this Agreement and Joinder Agreements under, and as such term is defined in, the Collateral Trust Agreement pursuant to which, among other things, the Designated Subsidiary shall become a party to this Agreement and the Collateral Trust Agreement and the Security Agreement, (B) appropriate UCC-1 financing statements with respect to the collateral under the Security Agreement, (C) all applicable Lien searches, (D) Organizational Documents and other documents of the type previously provided with respect to Reliant Retail Obligors, (E) a written opinion of counsel covering those matters addressed in the opinion delivered on the Initial Effective Date but limited to the Designated Subsidiary, (F) such other security documents as may be reasonably requested by the Sleeve Provider or its counsel and all of the foregoing in form and substance reasonably satisfactory to the Sleeve Provider and its counsel, and (G) certificates or other instruments (if any) representing all of the Equity Interests in the Designated Subsidiary owned by RERH Holdings or its Subsidiaries together with an undated stock power (or other appropriate document) executed in blank for each such certificate or other instrument.

(ii)           If any Subsidiary of RERH Holdings is, or will be, sold or otherwise transferred or disposed of in connection with any transaction permitted under this Agreement, the Merrill Parties shall take the actions described in Section 12.04(d) with respect thereto and shall release such Subsidiary from this Agreement and any obligations with respect to the Credit Sleeve Obligations and make or approve any conforming changes reasonably requested by REPS in the Transaction Documents necessary to implement such release in the reasonable discretion of the Merrill Parties.

(b)           At any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Sleeve Provider and the Collateral Trustee may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving, the Reimbursement Guarantees and the Liens under the Security Documents.

(c)           Have all revenues of the Reliant Retail Obligors, all working capital facility proceeds, all proceeds of asset sales other than Asset Sales and all other amounts from time to time received by the Reliant Retail Obligors paid directly to or promptly deposited to the Collateral Accounts (except for proceeds of Asset Sales applied in accordance with Section 7.05 and proceeds of Available Contributions applied in any manner not prohibited by this Agreement), and distribute or instruct the Collateral Trustee to distribute funds in the Collateral Accounts on each Business Day in the following manner and priority:

(i)            (A) to the extent the same are held on behalf of third parties, or owed to third parties for amounts collected or billed on behalf of third parties, to the application intended for such funds, including application to RES and RESC for amounts collected for such entities under the Channelview Services Agreement (to the extent the same becomes applicable as a result of change in ERCOT rules and regulations), to third parties for third party refunds or deposits, transmission and distribution service providers for their charges collected on their behalf, Governmental Authorities for sales or usage taxes which are required to be or have been agreed to be collected and paid to them and to the GLO for payment of the GLO Amount, (B) to Governmental Authorities for taxes and other amounts due and payable by the Reliant Retail Obligors and their Subsidiaries to such Governmental Authorities in their capacities as such (and not in their capacities as Governmental Customers) excluding for this purpose (x) U.S. federal income taxes, and (y) any state or local taxes other than Applicable State Taxes, (C) to the directors, officers and employees of the Reliant Retail Obligors for salary, bonus and other compensation and amounts then due and payable to such Persons, (D) to the IP Trust and the IT Trust for payment of all amounts due from the Reliant Retail Obligors under the IP License Agreement and the IT Service Agreement and (E) to the Reliant Parent or as directed by the Reliant Parent for Restricted Payments not to exceed the amount of collateral postings to third parties outstanding on the A&R Date that have been returned to the Reliant Retail Obligors since the A&R Date;

(ii)           on each date not later than 10 Business Days following the filing of any state or local tax return that relates to Allocable State Taxes, the State Tax Distribution Amount;

(iii)          to the Collateral Trustee for the payment of all amounts due to the Collateral Trustee under the terms of the Security Documents, including reasonable legal fees, costs, and other liabilities of any kind incurred by the Collateral Trustee in connection with the Security Documents, Collateral Trustee’s Fees (as defined in the Collateral Trust Agreement), and payments to or incurred by any Agent (as defined in the Collateral Trust Agreement), and including reimbursement obligations to Secured Counterparties that have made advance payments to the Collateral Trustee for payment of the foregoing;

(iv)          (A) to the Accepted Counterparties for payment of all amounts then due and payable under the Power and Hedging Contracts (including the MLCI/REPS ISDA), (B) to third party service and goods providers (other than any Replacement Sleeve Provider or Replacement Working Capital Facility Provider), (C) to other holders of Permitted Debt for payment of all amounts then due and payable with respect thereto (other than any Replacement Sleeve Provider or Replacement Working Capital Facility Provider), (D) to Governmental Customers, including Approved ISOs and the GLO, for all amounts due and payable to Governmental Customers in connection with the Retail Energy Business, (E) to energy brokers engaged for all amounts due and payable to such brokers in the ordinary course of the Retail Energy Business, (F) to REES under the REES/REPS Power Purchase Agreement, (G) to RES under the RES/REPS Power Purchase Agreement, (H) to RES and RESC for payment of all amounts then due and payable under the Channelview Services Agreement not paid under paragraph (i) above and (I) to Accepted Exchanges for payments of amounts or postings then due and payable in connection with EFS Transactions, EOO Transactions and ICE Block Transactions, together with retention in the Collateral Accounts in an amount equal to all funds received from transactions on an Accepted Exchange which will be required to be returned to the Accepted Exchange to complete transactions contemplated in Section 2.03 until such transactions are complete;

(v)           (A) to the ML Guarantee Provider and Sleeve Provider for payment of interest and principal and other Working Capital Obligations then due and payable under the Working Capital Facility and (B) to the extent applicable, to any Replacement Working Capital Provider for payment of interest and principal and other obligations under the related Replacement Working Capital Facility in accordance with the terms hereof then due and payable;

(vi)          (A) to the ML Guarantee Provider and Sleeve Provider for payment of the Reimbursement Obligations and other Credit Sleeve Obligations then due and payable under this Agreement, including, on each Monthly Payment Date, the Monthly Sleeve Fees, (B) to the extent applicable, to any Replacement Sleeve Provider for payment of any credit support, reimbursement, or related obligations provided by such Replacement Sleeve Provider in accordance with the terms hereof then due and payable, and (C) to retention in the Collateral Accounts in an amount equal to all Deferred Reimbursement

Obligations and interest related thereto; provided that, in the event that funds in the Collateral Accounts are insufficient to completely satisfy the payment obligations described in this clause to Sleeve Provider and any Replacement Sleeve Provider, such funds shall be applied equally and ratably between the Sleeve Provider and any Replacement Sleeve Provider in proportion to the respective amounts then due and payable to them;

(vii)         to Reliant Parent for payment of all amounts due under the Reliant Parent Services Agreement;

(viii)        (A) to the ML Guarantee Provider for pre-payment of all amounts outstanding under the Working Capital Facility and (B) to the extent applicable, to any Replacement Working Capital Facility Provider for pre-payment of all amounts outstanding under the related Replacement Working Capital Facility; and

(ix)           if all amounts owing under clauses (i) through (viii) above have been paid, no Default with respect to a Reliant Event of Default has occurred and is continuing and no Default with respect to a Reliant Event of Default would occur as a result of such payment, any remainder, to the Reliant Retail Obligors, for application to any purpose determined by the Reliant Retail Obligors that is not prohibited hereunder, including the making of Restricted Payments to the extent not restricted hereunder;

provided, however, that during the existence of any Reliant Event of Default, the Reliant Retail Obligors shall distribute, or shall instruct the Collateral Trustee to distribute, funds in the Collateral Accounts from time to time as directed by the Sleeve Provider.

In addition, in the event that, on any Business Day (each such Business Day, an “Estimation Day”), after giving effect to the application of funds in the Collateral Accounts in accordance with Sections 6.11(c)(i) through 6.11(c)(viii) on such Estimation Day, (a) no Loans are outstanding and (b) RERH Holdings reasonably anticipates that any physical power settlement payments and financial settlement payments under Power and Hedging Contracts that will be due and owing during the Estimation Period beginning on such Estimation Day (such amounts being referred to as the “Estimated Obligations”) will exceed the sum of (i) funds in the Collateral Accounts on such Estimation Day and (ii) the amount of the Commitment reasonably expected to be available to RERH Holdings on each date on which such Estimated Obligations are due and payable (“Available Commitment”), then, on such Estimation Day, RERH Holdings and its Subsidiaries shall retain in the Collateral Accounts to the extent available an amount of Available Cash Flow that, when taken together with the funds already in the Collateral Accounts on such Estimation Day, the Available Cash Flow that RERH Holdings reasonably expects will be retained in the Collateral Accounts later in such Estimation Period, and the Available Commitment, would be sufficient to pay such Estimated Obligations on the day they are due, before otherwise applying Available Cash Flow in accordance with Section 6.11(c)(ix).

                                6.12.        Further Assurances.  Promptly upon request by the Sleeve Provider, (a) correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Sleeve Provider may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Transaction Documents, (ii) to the fullest extent permitted by applicable law, subject any Reliant Retail Obligors’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Transaction Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Transaction Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Merrill Parties the rights granted or now or hereafter intended to be granted to the Merrill Parties under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which RERH Holdings or any of its Subsidiaries is or is to be a party.

                                6.13.        Risk Management Policy

Shall take the following actions with respect to the Risk Management Policy:

(a)           The Reliant Retail Obligors shall maintain in effect the Risk Management Policy.  The Reliant Retail Obligors may waive the Risk Management Policy with respect to individual actions, provided that any waiver of the Risk Management Policy in respect of a particular action requiring the approval of the Chief Risk Officer, the Chief Executive Officer or the Board of Directors or any committee thereof shall require prior written approval of the Sleeve Provider, which shall not be unreasonably withheld or delayed, and shall be responded to in any event within three Business Days.  The Reliant Retail Obligors may amend or otherwise modify in general the Risk Management Policy, provided that REPS shall promptly provide to the Sleeve Provider copies of final requests for general amendments or modifications to the Risk Management Policy promptly after providing such final requests to senior management, and before becoming effective such amendments or modifications shall be approved by the Sleeve Provider, which approval shall not be unreasonably withheld or delayed, and shall be responded to in any event within three Business Days.

(b)           The Reliant Retail Obligors shall comply with the Risk Management Policy to the extent required by the following:

(i)            If there shall occur any violation of any Risk Limit under, and as defined in, the Risk Management Policy, the Reliant Retail Obligors shall have three Business Days to cure the same after notice thereof delivered to or received from the Sleeve Provider or, with respect any violation under clause (a) of the definition of Risk Limit, any Responsible Officer or other executive officer of REPS obtaining knowledge of such occurrence; provided that if at any time the mark-to-market loss on position(s) in violation of the Risk Limits exceeds $25,000,000, the Reliant Retail Obligors shall have only one Business Day after the date of the delivery or receipt of notice or, with respect to any violation under clause (a) of the definition of Risk Limit, knowledge to cure the same such that the position(s) in violation do not exceed such threshold (however, if such threshold is exceeded during the last day of any three Business Day cure period, such three Business Day cure period shall be extended through the following Business Day such that the Reliant Retail Obligors shall have the fourth Business Day to cure such violation).  If cure is not effected within such three (or four) Business Day period, then as the Sleeve Provider’s sole remedy with respect to such violation, other than under Section 6.13(b)(ii), the Sleeve Provider shall have the right to enter into hedges with REPS to effect the cure at prices consistent with the prices the Sleeve Provider would use in transactions with third parties at the applicable times and in the applicable volumes.  In exercising such right, Sleeve Provider will use the same standard of care as Sleeve Provider uses in conducting transactions to correct risk policy violations under Sleeve Provider’s risk policies.

(ii)           In addition to the rights of Sleeve Provider under Section 6.13(b)(i), if there shall occur any Level III Violation, after providing notice thereof to Sleeve Provider in accordance with Section 6.13(a), at the Sleeve Provider’s request the Reliant Retail Obligors will take the following actions:

                (A)          Notify immediately the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and Controller of the Level III Violation;

                (B)           Present to the Merrill Parties within five Business Days a Working Plan that has been approved by the Chief Executive Officer;

                (C)           Present to Merrill Parties within 30 Business Days a Remediation Plan that has been approved by the Chief Executive Officer.  The Merrill Parties shall have two Business Days after receipt of such Remediation Plan to consult with the Reliant Parties and review and agree upon the same.  If the Merrill Parties and the Reliant Retail Obligors do not mutually agree on the Remediation Plan at the end of such two Business Day period, then a third-party evaluator chosen from the list set forth in Schedule 1.01(a) shall be engaged to mediate promptly the matters in dispute; and

(D)          Submit the Remediation Plan to the Audit Committee promptly after its determination in accordance with paragraph (C) above.  If the Audit Committee does not approve the Remediation Plan within six Business Days after submission, the Reliant Retail Obligors shall consult with the Merrill Parties and make reasonable modifications to the Remediation Plan based upon comments from the Audit Committee, and resubmit the same within ten Business Days after the end of such six Business Day period.

It shall be a Reliant Event of Default (a “Risk Management Event of Default”) if the Reliant Retail Obligors (1) do not comply with the process provided for in Section 6.13(b)(ii)(A) through (D), and the same is not cured within two Business Days, or (2) if the resubmitted Remediation Plan described in Section 6.13(b)(ii)(D) above is not implemented by the Reliant Retail Obligors in all material respects.  A Risk Management Event of Default shall be the sole Reliant Events of Default or Defaults with respect thereto for any non-compliance with the Risk Management Policy or breach of Section 6.13(b).

(c)           The Sleeve Provider shall monitor compliance with the Risk Limits described in Exhibit E2 (Energy Hedge Limit, UCAP Hedge Limit, and Basis Hedge Limit) in

accordance with the provisions of Exhibit E2.

                                6.14.        Employees.

(a)           Have, a president, a principal risk officer, an in-house attorney, such positions to be filled when vacant in accordance with paragraph (b) below, and sufficient employees that, taken together with the services provided under arm’s length service contracts (including the Reliant Parent Service Agreement, if then in effect), RERH Holdings and its Subsidiaries can run the Retail Energy Business in a manner consistent with the business operations of the Retail Energy Business as of the A&R Date.

                (b)           Consult with the Merrill Parties prior to appointing any replacement of the president, principal risk officer or in-house attorney of the Reliant Retail Obligors.

                                6.15.        Information Technology Systems..  Own or have access to (through arm’s length service contracts including the IT Service Agreement and the Reliant Parent Services Agreement if the same are then in effect), at all times, the Information Technology Systems necessary to run the Retail Energy Business, including Information Technology Systems providing capabilities consistent with the arrangements in place for the Retail Energy Business as of the A&R Date.

                                6.16.        Marks.  Own or have access to (through arm’s length licenses and other arrangements including the IP License Agreement and the Reliant Parent Services Agreement if the same are then in effect), at all times, the Marks necessary to run the Retail Energy Business using the “Reliant” name consistent with the arrangements in place for the Retail Energy Business as of the A&R Date, subject to limitations on the use of such Marks and such name set forth in the IP License Agreement.

                                6.17.        Reliant Parent Services Agreement.

                (a)           Promptly upon receipt, furnish to the Sleeve Provider the Corporate Cost Center Allocation under the Reliant Parent Services Agreement for each Fiscal Quarter contemplated by Section 5.1(b) of the Reliant Parent Services Agreement, including the cost center basis for such Corporate Cost Center Allocation as between the cost centers referred to on Exhibit C to the Reliant Parent Services Agreement; provided that at the option of REPS, certain of the cost centers may be reported on a consolidated basis.  The Reliant Retail Obligors shall not approve any change in the methodology for allocation of the costs and expenses giving rise to the Corporate Cost Center Allocation referred to on Exhibit B to the Reliant Parent Services Agreement proposed by RECS without giving 30 days prior written notice to the Sleeve Provider and, in the event RECS proposes to change the methodology for allocation of such costs and expenses in a manner materially adverse to the Reliant Retail Obligors (it being expressly understood that an increase is not in and of itself “materially adverse”), the Reliant Retail Obligors shall not approve such change without the approval of the Sleeve Provider, such approval not to be unreasonably withheld or delayed.

                (b)           Commencing with the 2008 Fiscal Year, consult with the Sleeve Provider in the event that the Corporate Cost Center Allocation for any Fiscal Year reflects an increase of more than 5% over the prior Fiscal Year.  Solely for purposes of calculating any such increase, the

Corporate Cost Center Allocation for the 2007 Fiscal Year shall be determined as if RESE was a Reliant Retail Obligor for the entirety of such Fiscal Year.  In such case, and to the extent that third-party suppliers could reasonably be expected to provide all or certain of the Administrative Services provided under the Reliant Parent Services Agreement on a more cost effective basis than under the Reliant Parent Service Agreement (taking into account all relevant factors including demobilization and transition costs), REPS shall solicit as promptly as practicable, through an industry standard request for proposals, bids for comparable administrative services from recognized third-party service providers for those Administrative Services determined not to be cost effective under the Reliant Parent Services Agreement.  Upon receipt and review of the bids procured, REPS shall choose the service provider best able to provide the administrative services required (and shall furnish a written assessment of the bids provided to the Sleeve Provider, together with written support for any bids proposed to be accepted that are not the lowest cost bids).  REPS shall promptly deliver the notice required under Section 3.4(b) of the Reliant Parent Services Agreement with respect to any Administrative Services that are to be performed by third-party service providers in accordance with the foregoing.

                                Section 7.               Negative Covenants.  From the A&R Date until the Credit Sleeve Termination Date, the Reliant Retail Obligors shall not, and shall cause their Subsidiaries not to:

                                7.01.                        Liens.  Create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

                                7.02.                        Investments and Acquisitions.  Make or hold any Investments, except for Permitted Investments or make any Acquisition, except for a Permitted Acquisition.

                                7.03.                        Indebtedness.  Create, incur, issue, assume, suffer to exist, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, and RERH Holdings shall not permit any of its Subsidiaries to issue any shares of preferred stock, in each case, other than the following (collectively, “Permitted Debt”):

(a)           Indebtedness of RERH Holdings and the Reliant Retail Obligors under this Agreement, if any, and the Working Capital Facility;

(b)           intercompany Indebtedness (i) between or among Reliant Retail Obligors and (ii) Indebtedness of Subsidiaries of RERH Holdings that are not Reliant Retail Obligors to Reliant Retail Obligors; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than RERH or any Subsidiary, and (B) any sale or other transfer of any such Indebtedness to a Person that is not RERH or any Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by RERH or such Subsidiary, as the case may be, that was not permitted by this clause;

(c)           Indebtedness of RERH Holdings or any of its Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, performance and surety bonds provided by RERH Holdings or a Subsidiary in the ordinary course of business;

(d)           Indebtedness of RERH Holdings or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(e)           Indebtedness arising from agreements of RERH Holdings or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Subsidiary of RERH Holdings; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by RERH Holdings and/or such Subsidiary in connection with such disposition;

(f)            Additional Indebtedness of Subsidiaries of RERH Holdings or purchase money obligations in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $10,000,000, the proceeds of which are used for, or assumed in connection with, general corporate purposes of RERH or any of its Subsidiaries;

(g)           the Guarantee by (A) Reliant Retail Obligors of Indebtedness of Reliant Retail Obligors that is otherwise permitted by this Section 7.03 and (B) Reliant Retail Obligors of Indebtedness of Subsidiaries of RERH Holdings that are not Reliant Retail Obligors that is otherwise permitted by this Section 7.03; and

(h)           Indebtedness of Reliant Retail Obligors under Replacement Working Capital Facilities or in favor of Replacement Sleeve Provider.

                                7.04.        Consolidation and Mergers

(a)           Consolidate or merge with or into another Person, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of RERH Holdings and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, except that:

                (i)            so long as no Default with respect to a Reliant Event of Default exists or would result therefrom, (A) any Subsidiary of RERH Holdings may consolidate or merge with or into any one or more other Subsidiaries of RERH Holdings; provided that in the event that a Subsidiary of RERH Holdings is a Reliant Retail Obligor, such Subsidiary may only consolidate or merge with or into another Subsidiary of RERH Holdings that is a Reliant Retail Obligor, and (B) any Person may be merged with or into any Subsidiary of RERH Holdings if the resulting entity is a Wholly Owned Subsidiary of RERH Holdings, provided that the provisions of Section 6.11(a) are complied with in connection with any such transaction involving a Subsidiary of RERH Holdings that is not a Reliant Retail Obligor;

                (ii)           so long as no Default with respect to a Reliant Event of Default exists or would result therefrom, any Subsidiary of RERH Holdings may sell, transfer, assign, convey, lease or otherwise dispose of any or all of its assets to any one or more other Subsidiaries of RERH Holdings, provided that the provisions of Section 6.11(a) are complied with in connection with any such transaction involving a Subsidiary of RERH Holdings that is not a Reliant Retail Obligor;

(b)           In addition, the Reliant Retail Obligors shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any Person that is not a Reliant Retail Obligor.

(c)           For the avoidance of doubt, nothing in this Section 7.04 is intended to restrict the ability of the Reliant Parent to sell, assign, transfer, convey or otherwise dispose of its interests in RERH Holdings or prohibit any Asset Sale permitted by Section 7.05.

                                7.05.        Asset Sales.

                                (a)           Consummate an Asset Sale unless (i) it receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (as reasonably determined by such Reliant Retail Obligor), (ii) at least 90% of the consideration therefor received in the Asset Sale by RERH Holdings or such Subsidiary is in the form of cash or Cash Equivalents (which, except for cash used to close out existing Power and Hedging Contracts related to the supply for the assets sold, shall be applied to the repayment of any outstanding principal and interest on the Working Capital Facility and payment of outstanding Reimbursement Obligations then due, with surplus being deemed and available for application as Available Cash Flow) and (iii) it has entered into new or closed out existing Power and Hedging Contracts necessary to close out substantially all of the supply for the assets sold.  For purposes of this provision, each of the following shall be deemed to be cash:

(A)          any liabilities, as shown on RERH Holdings’ most recent consolidated balance sheet, of the Reliant Retail Obligors (other than contingent liabilities and liabilities that are by their terms subordinated to the Credit Sleeve Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases such Reliant Retail Obligor from further liability;

(B)           any securities, notes or other Obligations received by a Reliant Retail Obligor from such transferee that are converted (by sale or other disposition) by such Reliant Retail Obligor into cash, to the extent of the cash received in that conversion within 60 days; and

(C)           reasonable reserves for indemnity obligations and purchase price adjustments funded in cash or held back by the purchaser;

                                (b)           Consummate any Asset Sale (i) comprised of Residential Mass Customers, (ii) comprised of beneficial interests in the IP Trust or the IT Trust, (iii) comprised of the Equity Interests in REPS or all or substantially all of the assets of REPS or any other Subsidiary of RERH Holdings party to any Power and Hedging Contracts, or (iv) to the extent a Default with respect to a Reliant Event of Default would result therefrom.

                                7.06.        Limitation on Issuances and Sales of Certain Equity Interests.  Transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Subsidiary of RERH Holdings to any Person (other than RERH or a Wholly Owned Subsidiary of RERH), unless:

(a)                        such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Subsidiary; and

(b)                       such transfer, conveyance, sale, lease or other disposition is made in accordance with Section 7.05.

In addition, the Reliant Retail Obligors will not permit any Wholly Owned Subsidiary of RERH Holdings to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to RERH Holdings or a Wholly Owned Subsidiary of RERH Holdings.

                                7.07.        Restricted Payments.  Make any Restricted Payment by way of the payment of any dividend or distribution in cash or Cash Equivalents on any Equity Interests of RERH Holdings; or otherwise, make any Restricted Payment except for the following:

 (a)          the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of RERH Holdings to RERH Holdings or another Subsidiary of RERH Holdings;

(b)           so long as no Default with respect to a Reliant Event of Default has occurred and is continuing or would be caused thereby, Restricted Payments from Available Cash Flow; and

(c)           the transactions with any Person (including any Affiliate of RERH Holdings) set forth in clauses (b)(i) and (b)(iv) of Section 7.09 and the funding of any obligations in connection therewith.

                                7.08.        Line of Business.  Engage, or permit any Subsidiary to engage, in any business other than the Retail Energy Business, except to such extent as would not be material to the Reliant Retail Obligors taken as a whole.

                                7.09.        Transactions with Affiliates.

(a)           Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of RERH Holdings (each, an “Affiliate Transaction”), in each case without the approval of the Sleeve Provider, which shall not be unreasonably withheld or delayed.

(b)           The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 7.09(a):

(i)            any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by RERH Holdings or any of its Subsidiaries in the ordinary course of business or approved by its Board of Directors;

(ii)           transactions between or among the Reliant Retail Obligors;

(iii)          payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of RERH Holdings;

(iv)          any issuance of Equity Interests of RERH Holdings to Reliant Parent;

(v)           Restricted Payments that do not violate the provisions of Section 7.07;

(vi)          loans or advances to employees in the ordinary course of business not to exceed $2,000,000 in the aggregate outstanding at any one time;

                (vii)         the Reliant Parent Services Agreement;

                (viii)        the REES/REPS Power Purchase Agreement;

(ix)           the RES/REPS Power Purchase Agreement;

(x)            the Channelview Services Agreement;

(xi)           the IP License Agreement, IP Trust, IP Servicing Agreement, IT Service Agreement,  IT Trust, and IT Trust Management Agreement;

(xii)          the Intercompany Cash Management Agreement;

(xiii)         any other Transaction Documents, and

                (xiv)        subject to Section 7.05(b), any payments to, dispositions of properties or assets to, purchases of property or assets from, or entering into or making or amending any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of RERH Holdings to the extent any one such transaction or group of related transactions (A) is on terms that are no less favorable (as reasonably determined by RERH Holdings) to RERH Holdings or the relevant Subsidiary than those that would have been obtained in a comparable transaction by RERH Holdings or such Subsidiary with an unrelated Person and (B) does not involve consideration in excess of $5,000,000 when taken together with all other transactions pursuant to this clause (xiv).

                                7.10.        Restrictive Agreements.  Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets; or (b) the ability of any of its Subsidiaries to pay dividends or make any other distributions with respect to any shares of its capital stock or any other Equity Interest or participation in its profits owned by any Subsidiaries; or (c) the ability of any of its Subsidiaries to make or repay loans or advances to it or any of its Subsidiaries or to Guarantee Indebtedness of it or any of its Subsidiaries or to transfer any of its properties or assets to RERH Holdings or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by Laws or by any Transaction Document, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or asset pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) customary non-assignment provisions in any contract, easement or lease, and other customary encumbrances and restrictions entered into in the ordinary course of business, and (v) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which any Subsidiary is a party and which is entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of such Subsidiary or the assets or property of any other Subsidiary.

                                7.11.        Modification and Enforcement of Transaction Documents.  Consent to any amendment, restatement, supplement, modification, renewal or replacement of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in, or initiate or acquiesce to the cancellation, termination or suspension of performance under, any Transaction Document, or fail to enforce the rights of the Reliant Retail Obligors under any Transaction Document in any manner that would be outside of the reasonable business judgment of the Reliant Retail Obligors (acting in the case of agreements with the Reliant Parent or any Subsidiary thereof other than the Reliant Retail Obligors as if such agreements were with third parties), in each case, without the prior written consent of the Sleeve Provider, such consent not to be unreasonably withheld or delayed.

                                7.12.        Fiscal Year.  Change, permit any of its Subsidiaries to, directly or indirectly change, its Fiscal Year from a Fiscal Year ending December 31.

                                7.13.        Specified Transaction.  Enter into, or permit any of its Subsidiaries to, directly or indirectly enter into, any Specified Transaction.

                                7.14.        Services.  Provide, or permit any of its Subsidiaries to provide, commercial revenue generating services in retail electric markets except for such services described in Schedule 7.14 and such services consented to by the Sleeve Provider, which consent will not be unreasonably withheld or delayed.

                                7.15.        Tax Agreements.  Enter into, or permit any of its Subsidiaries to enter into, directly or indirectly, any tax sharing agreement (a) under which cash payments by any Reliant Retail Obligor with respect to federal income tax shall be made other than from Available Cash Flow or other payments permitted by the Tax Subordination Agreement, (b) under which any Reliant Retail Obligor accrues liabilities that are not subject to subordination terms substantially similar to the subordination provisions of the Tax Subordination Agreement, or (c) that does not contain non-petition language in substantially the form set forth in the Tax Subordination Agreement.

                                7.16.        Posting of Collateral.  From and after the A&R Date, post directly or indirectly any collateral with respect to any power, gas or other commodity purchases or sales or any hedging transactions with any Person other than (a) collateral postings for transactions outstanding on the A&R Date which, as of the A&R Date, are under obligation to be returned to the Reliant Retail Obligors, (b) in accordance with Section 2.07 and Section 6.11(c)(iv)(I) and (c) during the Transition Period and the Unwind Period, in connection with power, gas or other commodity purchases or sales or any hedging transactions entered into in accordance with Section 2.01(b) and, in which event, only with Available Funds.

                                7.17.        Accepted Products. Permit the aggregate amount of Accepted Products (measured in Dollars expended) purchased by RERH Holdings and its Subsidiaries directly or indirectly from Affiliates of RERH Holdings during any Computation Period to exceed 10% of the aggregate amount of all Accepted Products (measured in Dollars expended) purchased by RERH Holdings and its Subsidiaries during such Computation Period; provided, however, that for the purposes of this Section 7.17, the aggregate amount of Accepted Products (measured in Dollars expended) purchased by REPS under the Channelview PPA Confirmation shall be excluded from the calculation.

                                Section 8.               Events of Default.

                                8.01.                        Reliant Events of Default.  Each of the following shall constitute a “Reliant Event of Default”:

(a)           Non-Payment.  Any Reliant Retail Obligor fails to pay within three Business Days after the same becomes due, any amount payable to any Merrill Party hereunder or under any other Transaction Document; or

(b)           Specific Covenants.  Any Reliant Retail Obligor fails to perform or observe any term, covenant or agreement contained in Section 6.11 or the separateness covenants in any Retail Organizational Documents, and such failure continues for five Business Days after the earlier to occur of (i) such Reliant Retail Obligor’s receiving notice thereof from Sleeve Provider, or (ii) a Responsible Officer or other executive officer of a Reliant Retail Obligor obtains knowledge of such occurrence; or

(c)           Other Defaults.  Any Reliant Retail Obligor fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above or not addressed by clauses (l) or (m) below) contained in any Transaction Document on its part to be performed or observed and such failure continues for 15 days after the earlier to occur of (i) such Reliant Retail Obligor’s receiving notice thereof from Sleeve Provider, or (ii) a Responsible Officer or other executive officer of such Reliant Retail Obligor obtains knowledge of such occurrence; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Reliant Retail Obligor herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  Any Reliant Retail Obligor, except with respect to payments described in paragraph (a) above, (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)            Insolvency Proceedings, Etc.  Any Reliant Retail Obligor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of their respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  Any Reliant Retail Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h)           Judgments.  There is entered against any Reliant Retail Obligor a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 (to the extent not covered by independent third-party insurance or that has not been paid), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) within thirty (30) days from the later of (X) the entry of any such judgment or the date of any such order (as applicable) and (Y) the date any payment is required to be made on or with respect to any such judgment or order pursuant to the terms thereof, the same shall not have been paid, discharged or vacated or, in the case of a judgment, stayed pending appeal, or shall not have been discharged or vacated within thirty (30) days from the entry of a final order of affirmance on appeal; or

(i)            Invalidity of Documents.  (i) Any Security Document shall for any reason (other than pursuant to the terms thereof or as expressly permitted thereby) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on and security interest in the Collateral purported to be covered thereby; provided that no such defects pursuant to this clause with respect to a Lien granted or purported to be granted by any of the Transaction Documents shall give rise to a Reliant Event of Default under this clause unless such defects shall adversely affect the aggregate value of the Collateral by an aggregate amount of $50,000,000 or more; or (ii) any Reliant Retail Obligor shall so assert such invalidity or lack of perfection or priority; or (iii) at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Credit Sleeve Obligations thereunder, any other Transaction Document ceases to be in full force and effect; or any Reliant Retail Obligor or any other Person contests in any manner the validity or enforceability of any provision of any other Transaction Document; or any Reliant Retail Obligor denies that it has any or further liability or obligation under any other Transaction Document, or purports to revoke, terminate or rescind any provision of any other Transaction Document; or

(j) Trigger Event.  A Trigger Event occurs and shall remain uncured until the latest of the following dates: (a) five Business Days after the occurrence of the Trigger Event, (b) two Business Days after delivery by the Sleeve Provider to REPS of the Test Results, and (c) two Business Days after the Sleeve Provider has cured any Computation Failure Event by delivery by the Sleeve Provider to REPS of the applicable K and VaR computations (for the purposes of this paragraph, the terms “Computation Failure Event” and “Test Results” shall have the meanings given to such terms in Schedule 1.01(c)); or

(k) Breach or Termination of Indemnity.  Following the receipt by the Merrill Parties of the indemnity described in Section 9.03(a), (i) the failure by the Person providing such indemnity to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with the agreement providing such indemnity, (ii) the expiration or termination of such indemnity or the failing or ceasing of the agreement providing such indemnity to be in full force and effect or (iii) the Person providing such indemnity disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, the agreement providing such indemnity; or

(l)  Data Failure Event of Default.  A Data Failure Event of Default shall occur; or

(m) Risk Management Event of Default.  A Risk Management Event of Default shall occur.

                                8.02.        Sleeve Provider Events of Default.  Any of the following shall constitute a “Sleeve Provider Event of Default”:

(a)           Non-Payment.  Any Merrill Party or the Working Capital Facility Provider fails to pay within three Business Days after the same becomes due, any amount payable to a Reliant Retail Obligor hereunder or under any other Transaction Document, including any failure to fund when due under the Working Capital Facility; or

(b)           Willful Defaults.  Any Merrill Party fails to perform or observe any covenant or agreement set forth in Sections 2.01 through 2.05 and such failure continues for ten Business Days after such Merrill Party receiving written notice thereof from any Reliant Retail Obligor, which notice makes specific reference to this Section 8.02(b) and provides reasonably detailed information regarding the facts constituting such failure; provided that any such failure shall not fall within the provisions of this Section 8.02(b) in the event that both:  (i) the covenant or agreement the Merrill Party failed to perform or observe is a covenant or agreement that necessarily involves a consent, determination or judgment required to be made by any Merrill Party or Reliant Retail Obligor in a “reasonable” or “commercially reasonable” manner, or in “good faith” or with “reasonable discretion” or without unreasonably withholding any such consent (each, a “Decision”); and (ii) there is a good faith dispute among the parties as to such Decision; provided further, however, that the foregoing proviso shall not apply at any time that (1) any Merrill Party is in breach of its obligations to provide or maintain ML Guarantees or Credit Support Agreements with two or more Core Accepted Counterparties when required by this Agreement, or (2) any Merrill Party is in breach of its obligations to post collateral to any two or more Accepted Counterparties when required by the applicable Credit Support Agreement; or

(c)           Other Defaults.  Any Merrill Party or the Working Capital Facility Provider fails to perform or observe any other covenant or agreement (excluding those specified in clause (a) above or addressed by clause (i) below, but including those specified under clause (b) above) contained in any Transaction Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) the Sleeve Provider receiving notice thereof from any Reliant Retail Obligor or (ii) a Responsible Officer or other executive officer of Sleeve Provider obtains knowledge of such occurrence; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Merrill Party or the Working Capital Facility Provider herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  ML&Co. (i) shall default (after giving effect to all applicable grace periods) in the payment of any Indebtedness or Guarantee having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000 and (ii) either (A) at the time of such default (after giving effect to all applicable grace periods), the final scheduled maturity of such Indebtedness shall have occurred or (B) the final scheduled maturity of such Indebtedness shall have been accelerated by the lenders thereunder or the holders thereof; or

(f)            Credit Downgrade.  Any senior unsecured, non-credit enhanced debt of the ML Guarantee Provider shall fail to have an Investment Grade Rating; or

(g)           Insolvency Proceedings, Etc.  Either Merrill Party or the Working Capital Facility Provider institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of their respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h)           Inability to Pay Debts; Attachment.  Either Merrill Party or the Working Capital Facility Provider becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(i)            Computation Failure Event of Default.  A Computation Failure Event of Default shall occur.

                                Section 9.               Remedies and Termination.

                                9.01.                        Remedies of Sleeve Provider.  If any Reliant Event of Default shall have occurred and be continuing, the Sleeve Provider shall have each of the following rights and remedies:

(a)           the right to declare an Unwind Start Date;

(b)           the right to deliver to each Accepted Counterparty notice that all future trades under an existing Power and Hedging Contract shall not have the benefit of an ML Guarantee or any Merrill Collateral under such Accepted Counterparty’s Power and Hedging Contract and related Credit Support Agreement;

(c)           the right to cause REPS to enter into additional power purchase and hedging activities that reduce the VaR (and REPS may not enter into any other power purchase and hedging activities without the Sleeve Provider’s prior written consent); provided that in exercising such right, Sleeve Provider will use the same standard of care as Sleeve Provider uses in conducting transactions to correct risk policy violations under Sleeve Provider’s risk policies;

(d)           the right to setoff any amounts owed by any Merrill Party to any Reliant Retail Obligor under the Transaction Documents, whether such amounts or obligations are direct or indirect, absolute or contingent, or matured or unmatured, against any amounts owed by any Reliant Retail Obligor, including Credit Sleeve Obligations, whether such obligations are direct or indirect, absolute or contingent, or matured or unmatured;

(e)           the right of specific performance and injunctive relief to give effect to the terms and conditions of the Transaction Documents, to the extent permitted by applicable law, and in connection therewith the Parties acknowledge that the monetary remedies provided to the Merrill Parties under the Transaction Documents are insufficient to cover all damages that could be incurred by the Merrill Parties in connection with such a Reliant Event of Default; and

(f)            any other rights and remedies available at law or in equity with respect to breach of contract, subject to the provisions of Section 9.04.

                                9.02.        Remedies of REPS.

(a)           If any Sleeve Provider Event of Default shall have occurred and be continuing, REPS shall have each of the following rights and remedies:

(i)            the right to declare an Unwind Start Date, without paying any Make-whole Payment under Section 3.05; and

(ii)           the right, without declaring an Unwind Start Date or terminating any commitments of the Merrill Parties under the Transaction Documents, to cure or cure the effects of such Sleeve Provider Event of Default.

(b)           If a Sleeve Provider Event of Default described in Sections 8.02 (b), (g) or (h) shall have occurred and be continuing, REPS shall have each of the following additional rights and remedies:

(i)            the right to suspend all obligations of the Reliant Retail Obligors with respect to the Monthly Sleeve Fees during the period of such Sleeve Provider Event of Default, on any ratable basis selected by the Reliant Retail Obligors reflecting Sleeve Provider failures to comply with Sections 2.01 through 2.05;

(ii)           in the event that the Unwind Start Date has been declared in accordance with Section 9.02(a)(i) or the Unwind Period has otherwise commenced, the right to indemnification by the Merrill Parties upon demand for all direct losses, costs, expenses and damages incurred by the Reliant Retail Obligors in connection with locating and obtaining a Replacement Sleeve Provider, including reasonable legal fees and expenses and the excess, if any, of the overall cost to the Reliant Retail Obligors of the sleeve fees, interest, and other similar costs of obtaining credit support for the acquisition of Accepted Products and working capital for the Retail Energy Business from Replacement Sleeve Providers, over the same costs under the Transaction Documents;

(iii)          in the event that the Unwind Start Date has been declared in accordance with Section 9.02(a)(i) or the Unwind Period has otherwise commenced, the right to cause all Secured Obligations of the Merrill Parties under the Collateral Trust Agreement to become Subordinated Secured Obligations under the Collateral Trust Agreement;

(iv)          the right to setoff any amounts owed by any Reliant Retail Obligor to any Merrill Party under the Transaction Documents, whether such amounts or obligations are direct or indirect, absolute or contingent, or matured or unmatured, against any Credit Sleeve Obligations or Reimbursement Obligations, whether such obligations are direct or indirect, absolute or contingent, or matured or unmatured;

(v)           the right of specific performance and injunctive relief to give effect to the terms and conditions of the Transaction Documents, to the extent permitted by applicable law, and not to exceed 180 days in duration, and in connection therewith the Parties acknowledge that the monetary remedies provided to the Reliant Retail Obligors under the Transaction Documents are insufficient to cover all damages that could be incurred by the Reliant Retail Obligors in connection with such a Sleeve Provider Event of Default; and

(vi)          any other rights and remedies available at law or in equity with respect to breach of contract, subject to the provisions of Section 9.04.

                                9.03.        Certain Intercreditor Agreements.

(a)           Standstill.  Following a Reliant Event of Default, the Sleeve Provider shall not exercise any of its remedies under Section 9.01 for a 10 Business Day period (the “Restricted Period”) commencing on the date of such Reliant Event of Default, other than the Sleeve Provider’s rights under Section 9.01(c).  If the Merrill Parties receive a full indemnity of their entire exposure under the Transaction Documents from a Person with a Credit Rating of at least the ML Equivalent Credit Rating prior to the last day of the Restricted Period, the Sleeve Provider shall not exercise any of its remedies under Section 9.01 for a period of 90 days (the “Standstill Period”) commencing the date such indemnity is received, other than the Sleeve Provider’s rights under Section 9.01(c).  For the avoidance of doubt, the Sleeve Provider may exercise all of its remedies under Section 9.01 if such Default or Event of Default, as applicable, is not cured on or prior to the last day of either (i) if no indemnity is received on or prior to the last day of the Restricted Period, the Restricted Period, or (ii) if an indemnity is received on or prior to the last day of the Restricted Period in accordance with the prior sentence, the Standstill Period.

(b)           Bank Cure or Takeout.  If a Standstill Period shall occur, on or prior to the last day of such Standstill Period, the Sleeve Provider shall:

(i) upon request from the Bank Agent on behalf of the Reliant Parent Lenders and as soon as is reasonably practicable thereafter, provide the Bank Agent with the information described in clauses (i) through (iii) of Section 7.01(a) of the Collateral Trust Agreement, solely related to the Merrill Parties;

(ii) permit any Reliant Parent Lender to cure, in a manner reasonably satisfactory to the Merrill Parties, the related Default or Event of Default, as applicable, on behalf of the Reliant Retail Obligors (a “Bank Cure”); and

(iii) permit any Reliant Parent Lender to cause, in a manner reasonably satisfactory to the Merrill Parties, the Credit Sleeve Obligations owing to the Merrill Parties to be terminated and satisfied in full (a “Bank Takeout”), which, for the avoidance of doubt, may include: the satisfaction, cancellation, return and reimbursement, as applicable, of all ML Guarantees, all Merrill Collateral and the Reimbursement Obligations; the termination of all further obligations of the Merrill Parties in respect of each of the Power and Hedging Contracts, Credit Support Agreements, the Mirror OTC Contracts; the termination of the commitment under and the repayment of the Working Capital Obligations; if applicable, the payment of the Make-whole Payment and any outstanding Monthly Sleeve Fees; and the repayment of any other amounts owing hereunder to the Merrill Parties.

(c)           Result of Bank Cure or Takeout.  Following a Bank Cure and so long as the indemnity described in paragraph (a) above remains in full force and effect, the terms of this Agreement shall continue in full force effect, except that the Monthly Sleeve Fees shall be as set forth on Schedule 3.04.  Following the completion of a Bank Takeout and upon written confirmation from the Merrill Parties that the Credit Sleeve Obligations owing to the Merrill Parties have been terminated and satisfied in full, the Liens of the Merrill Parties under the Transaction Documents shall be released.

                                9.04.        Certain Limitations on Remedies.  FOR BREACH OF ANY PROVISION OF THIS AGREEMENT FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  UNLESS EXPRESSLY HEREIN PROVIDED, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, INCLUDING CONSEQUENTIAL LOST PROFITS OR OTHER CONSEQUENTIAL BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE.  IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO,

INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE.  TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

                                Section 10.             Unwind

                                10.01.                      Permitted Activities during Unwind Period.

(a)           During the Unwind Period, REPS may exercise one or more of the following rights with respect to any Post-Unwind Start Date Transactions:

(i)  REPS may terminate Post-Unwind Start Date Transactions and pay, to the extent such payments do not require application of funds in violation of this Agreement, applicable settlement payments for the Post-Unwind Start Date Transactions (in which case, the Liens of the Merrill Parties under the Collateral Trust Agreement securing the Credit Sleeve Obligations shall be released on the Credit Sleeve Termination Date, and the Merrill Parties shall take action under Section 12.04(c) in connection therewith);

(ii)  REPS may, to the extent such postings do not require application of funds in violation of this Agreement, post collateral to cover credit risk for Post-Unwind Start Date Transactions to the Sleeve Provider or Accepted Counterparties (in which case when such postings have either replaced or covered all collateral postings by the Merrill Parties under this Agreement and arrangements acceptable to the Sleeve Provider in its commercially reasonably discretion for all potential future collateral postings have been made in respect of such Post-Unwind Start Date Transactions, the liens of the Merrill Parties under the Collateral Trust Agreement securing the Credit Sleeve Obligations shall be released, and the Merrill Parties shall take action under Section 12.04(c) in connection therewith); provided that for such purposes the Sleeve Provider will be deemed to be commercially reasonable to the extent that it applies standards for collateral postings comparable to the standards it applies generally in its business to counterparties with similar credit ratings in comparable transactions;

(iii)  the Reliant Retail Obligors may provide shared Liens on a pari passu basis (or senior basis to the extent Section 9.02(b)(iii) applies) to any Replacement Sleeve Providers under the terms, including the sharing provisions, of the Collateral Trust Agreement (in which case the Merrill Parties shall take action under Section 12.04(b) (or (e), as applicable), in connection therewith) and the Merrill Parties agree to negotiate in good faith at the request of REPS with any Replacement Sleeve Providers to make reasonable adjustments to the terms of the Collateral Trust Agreement or any requested intercreditor terms in connection therewith;

(iv)  REPS may provide the Sleeve Provider with a counterparty or counterparties with a ML Equivalent Credit Rating who agree to take assignment of and assume Reliant Retail’s positions under Post-Unwind Start Date Transactions, and the Sleeve Provider

agrees to negotiate in good faith with such counterparty or counterparties to establish credit terms under which REPS positions can be assumed by such counterparties under the standard credit policies of the Sleeve Provider (in which case, the Liens of the Merrill Parties under the Collateral Trust Agreement securing the Credit Sleeve Obligations shall be released following such assumption, and the Merrill Parties shall take action under Section 12.04(c) in connection therewith); provided that for such purposes the Sleeve Provider will be deemed to be acting in good faith to the extent that it applies standards for credit terms comparable to the standards it applies generally in its business to counterparties with similar credit ratings in comparable transactions; and

(v)  REPS may provide the Sleeve Provider with a counterparty or counterparties with a ML Equivalent Credit Rating, who agree to take assignment of and assume or replace the ML Guarantees and Credit Support Agreements with respect to the Post-Unwind Start Date Transactions, and the Sleeve Provider agrees to negotiate in good faith with such counterparty or counterparties to effect such an assignment and assumption or replacement (in which case, the Liens of the Merrill Parties under the Collateral Trust Agreement securing the Credit Sleeve Obligations shall be released following such assignment and assumption or replacement, and the Merrill Parties shall take action under Section 12.04(c) in connection therewith); provided that for such purposes the Sleeve Provider will be deemed to be acting in good faith to the extent that it applies standards for assignments and assumptions comparable to the standards it applies generally in its business to counterparties with similar credit ratings in comparable transactions.

(b)           At any time and from time to time in connection with such process, the Merrill Parties and shall promptly execute and deliver any and all further agreements and documents and take such other actions as REPS may reasonably request to fully implement the intent of the foregoing provisions in this Section 10.01.

                                Section 11.             Reimbursement Guaranty by Other Reliant Retail Parties

                                11.01.                      Reimbursement Guaranty of the Obligations.  Subject to the provisions of Section 11.02, the Reimbursement Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Merrill Parties (i) the due and punctual payment in full of all Reimbursement Obligations and all other amounts payable by REPS to the Merrill Parties under the Transaction Documents when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) and (ii) the performance of all other obligations of REPS hereunder (collectively, the “Guaranteed Obligations”).

                                11.02.                      Payment by Guarantors.  The Reimbursement Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Merrill Party may have at law or in equity against any Reimbursement Guarantor by virtue hereof, that upon the failure of REPS to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), the Reimbursement Guarantors will upon demand pay, or cause to be paid, in accordance with the terms of this Agreement, to the Merrill Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for REPS’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against REPS for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Merrill Parties as aforesaid.

                                11.03.      Liability of Reimbursement Guarantors Absolute.  Each Reimbursement Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Reimbursement Guarantor agrees as follows:

(a)  this Reimbursement Guaranty is a guaranty of payment when due and not of collectability.  This Reimbursement Guaranty is a primary obligation of each Reimbursement Guarantor and not merely a contract of surety;

(b)  the obligations of each Reimbursement Guarantor hereunder are independent of the obligations of REPS and the obligations of any other guarantor (including any other Reimbursement Guarantor) of the obligations of REPS, and a separate action or actions may be brought and prosecuted against such Reimbursement Guarantor whether or not any action is brought against REPS or any of such other guarantors and whether or not REPS is joined in any such action or actions;

(c)  payment by any Reimbursement Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Reimbursement Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if the Merrill Parties is awarded a judgment in any suit brought to enforce any Reimbursement Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Reimbursement Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Reimbursement Guarantor, limit, affect, modify or abridge any other Reimbursement Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(d)  any Merrill Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Reimbursement Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the

Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Reimbursement Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Merrill Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Merrill Party may have against any such security, in each case as such Merrill Party in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Reimbursement Guarantor against REPS or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Transaction Documents; and

(e)  this Reimbursement Guaranty and the obligations of the Reimbursement Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Reimbursement Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) any Merrill Party’s consent to the change, reorganization or termination of the corporate structure or existence of REPS or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; and (vi) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Reimbursement Guarantor as an obligor in respect of the Guaranteed Obligations.

                                11.04.      Waivers by Reimbursement Guarantors.  Each Reimbursement Guarantor hereby waives, for the benefit of the Merrill Parties: (a) any right to require any Merrill Party, as a condition of payment or performance by such Reimbursement Guarantor, to (i) proceed against REPS, any other guarantor (including any other Reimbursement Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from REPS, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Collateral Account or credit on the books of any Merrill Party in favor of REPS or any other Person, or (iv) pursue any other remedy in the power of any Merrill Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability of REPS or any other Reimbursement Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof, to the extent the same may be waived, (ii) the benefit of any statute of limitations affecting such Reimbursement Guarantor’s liability hereunder or the enforcement hereof, and (iii) promptness, diligence and any requirement that any Merrill Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to REPS and notices of any of the matters referred to in Section 11.04; and (f) any other defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

                                11.05.      Reimbursement Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Reimbursement Guarantor hereby agrees not to exercise any claim, right or remedy, direct or indirect, that such Reimbursement Guarantor now has or may hereafter have against REPS or any other Reimbursement Guarantor or any of its assets in connection with this Reimbursement Guaranty or the performance by such Reimbursement Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Reimbursement Guarantor now has or may hereafter have against REPS with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Merrill Party now has or may hereafter have against REPS, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Merrill Party.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Reimbursement Guarantor shall withhold exercise of any right of contribution such Reimbursement Guarantor may have against any other guarantor (including any other Reimbursement Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 11.02.  Each Reimbursement Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Reimbursement Guarantor may have against REPS or against any collateral or security, and any rights of contribution such Reimbursement Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Merrill Party may have against REPS, to all right, title and interest any Merrill Party may have in any such collateral or security, and to any right any Merrill Party may have against such other guarantor.  If any amount shall be paid to any Reimbursement Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Merrill Parties and shall forthwith be paid over to the Merrill Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

                                11.06.      Subordination of Other Obligations.  Any Indebtedness of REPS or any Reimbursement Guarantor now or hereafter held by any Reimbursement Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations during the existence of a Reliant Event of Default, and any such indebtedness collected or received by the Obligee Guarantor during the existence of a Reliant Event of Default shall be held in trust for the Merrill Parties and shall forthwith be paid over to the Merrill Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

                                11.07.      Continuing Reimbursement Guaranty.  This Reimbursement Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full.  Each Reimbursement Guarantor hereby irrevocably waives any right to revoke this Reimbursement Guaranty as to future transactions giving rise to any Guaranteed Obligations.

                                11.08.      Authority of Reimbursement Guarantors or REPS.  It is not necessary for any Merrill Party to inquire into the capacity or powers of any Reimbursement Guarantor or REPS or the officers, directors or any agents acting or purporting to act on behalf of any of them.

                                11.09.      Financial Condition of REPS.  Any Reimbursement Guarantee may be made to REPS or continued from time to time, without notice to or authorization from any Reimbursement Guarantor regardless of the financial or other condition of REPS at the time of any such grant or continuation.  No Merrill Party shall have any obligation to disclose or discuss with any Reimbursement Guarantor its assessment, or any Reimbursement Guarantor’s assessment, of the financial condition of REPS.  Each Reimbursement Guarantor has adequate means to obtain information from REPS on a continuing basis concerning the financial condition of REPS and its ability to perform its obligations under the Transaction Documents, and each Reimbursement Guarantor assumes the responsibility for being and keeping informed of the financial condition of REPS and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Reimbursement Guarantor hereby waives and relinquishes any duty on the part of any Merrill Party to disclose any matter, fact or thing relating to the business, operations or conditions of REPS now known or hereafter known by any Merrill Party.

                                11.10.                      Bankruptcy, etc.

(a)  So long as any Guaranteed Obligations remain outstanding, no Reimbursement Guarantor shall, without the prior written consent of Merrill Parties acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against REPS or any other Reimbursement Guarantor or admit in writing or in any legal proceeding that it is unable to pay its debts as they become due.  The obligations of Reimbursement Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of REPS or any other Reimbursement Guarantor or by any defense which REPS or any other Reimbursement Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)  Each Reimbursement Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Reimbursement Guarantors and Merrill Parties that the Guaranteed Obligations which are guaranteed by Reimbursement Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve REPS of any portion of such Guaranteed Obligations.  Reimbursement Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Merrill Parties, or allow the claim of the Merrill Parties in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)  In the event that all or any portion of the Guaranteed Obligations are paid by REPS, the obligations of Reimbursement Guarantors hereunder shall continue and remain full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Merrill Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

                                Section 12.             Miscellaneous.

                                12.01.                      Notices.  All notices and other communications provided for herein shall be in writing, including telecopy and electronic mail, and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other means of electronic transmission approved in advance by the recipient party, as follows:

(a)           if to the REPS:

RELIANT ENERGY POWER SUPPLY, LLC

1000 Main Street

Houston, Texas  77002

Attention:  Andrew C. Johannesen

Telephone No.:  (713) 497-6417

Telecopy No.:    (713) 497-9289

E-Mail:  AJohannesen@reliant.com

with a copy to:

RELIANT ENERGY POWER SUPPLY, LLC

1000 Main Street

Houston, Texas  77002

Attention:  Michael L. Jines

Telephone No.:  (713) 497-7465

Telecopy No.:    (713) 497-0140

E-Mail:  MJines@reliant.com

(b)           if to the Sleeve Provider:

MERRILL LYNCH COMMODITIES, INC.

20 East Greenway Plaza

Suite 700

Houston, Texas  77046

Attention:  Legal Department

Telephone No.:  (713) 544-5263

Telecopy No.:    (713) 544-5551

E-Mail: reliantsleeve_notices@ml.com

(c)           if to the ML Guarantee Provider:

MERRILL LYNCH & CO., INC.

222 Broadway

17th Floor

New York, New York  10038

Attention:  Office of General Counsel

Telephone No.:  (212) 670-0434

Telecopy No.:    (212) 670-4703

E-Mail:  reliantsleeve_notices@ml.com

Any Party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other Party hereto.  All notices and other communications given to any Party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                                12.02.      Confidentiality; Limitation on Use of Information.  (a)  Any information made available by one Party to another Party with respect to this Agreement is confidential and shall not be discussed with or disclosed to any third party, except for such information (i) as may become generally available to the public other than as a result of a violation of this Agreement, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, or ruling or to the extent requested by any regulatory authority, (iii) which becomes available to a Party on a non-confidential basis from a source other than the other Party, (iv) as may be furnished to any person or entity (including that Party’s auditors, attorneys, advisors, Information Technology Personnel, or financial institutions) with which the Party has a written agreement or which are otherwise required to keep the information that is disclosed in confidence, (v) relating to the U.S. Federal income tax treatment and tax structure of the transactions contemplated by this Agreement, including all relevant materials relating to such tax treatment and tax structure (except where confidentiality is reasonably necessary to comply with the securities laws) or (vi) to the extent required by Section 7.01 of the Collateral Trust Agreement; provided that Proprietary Information of a Party shall be shared by the other Party in accordance with clauses (iv) or (vi) only on a “need to know” or “need to have access” basis).  Notwithstanding the foregoing, the existence and terms of the ML Guarantees shall not be considered confidential information.

                (b)           In addition to the confidentiality restrictions with respect to third parties in paragraph (a) above, the Merrill Parties agree that:

(i)            the confidential information of the Reliant Retail Obligors will not be used by the Merrill Parties except for determining compliance with, and performance under, the Transaction Documents; and

                (ii)           With respect to the information provided to the Merrill Parties pursuant to Schedule 1.01(c) or otherwise relating to the transactions or market positions of the Reliant Retail Obligors (“Retail Proprietary Information”), access to such information will be limited to (A) the personnel listed on Exhibit I1 and their successors in function with respect to this Agreement and the personnel of the Merrill Parties that are described in any updates to such Exhibit provided by the Sleeve Provider from time to time for such purposes (“Merrill Updates”), subject to the approval of REPS, which shall not be unreasonably withheld or delayed and (B) information technology personnel engaged in the operation or maintenance of the information technology systems used by the Merrill Parties operating within the scope of their duties (including third-party service providers subject to Section 12.02(a)) (“ML Information Technology Personnel”); provided that no such personnel shall be engaged in placing trades in the wholesale electricity or natural gas markets except under the Transaction Documents.  For the avoidance of doubt, Merrill Updates and the related REPS approval may be provided via “e-mail” transmission pursuant to Section 12.01.

                (c)           In addition to the confidentiality restrictions with respect to third parties in paragraph (a) above, the Reliant Retail Obligors agree that:

(i)            the confidential information of the Merrill Parties will not be used by the Reliant Retail Obligors except for determining compliance with, and performance under, the Transaction Documents; and

                (ii)           With respect to the information provided to the Reliant Retail Obligors pursuant to Schedule 1.01(c) or otherwise relating to transactions, market positions, cost of funds or other market information of the Merrill Parties (including the information set forth in the proviso below, “Merrill Proprietary Information” and, together with Retail Proprietary Information, “Proprietary Information”), access to such information will be limited to (A) the personnel listed on Part A of Exhibit I2 and their successors in function with respect to this Agreement and the personnel that are described in any updates to Part A of such Exhibit provided by the Reliant Retail Obligors from time to time for such purposes (“Reliant Updates”), subject to the approval of the Sleeve Provider, which shall not be unreasonably withheld or delayed and (B) information technology personnel engaged in the operation or maintenance of the information technology systems used by the Reliant Retail Obligors operating within the scope of their duties (including third-party service providers subject to Section 12.02(a))(“Retail Information Technology Personnel, and together with ML Information Technology Personnel, “Information Technology Personnel”); provided that proprietary commodity and pricing curves (including curves relating to power, gas, basis, volatilities and skews), the CD ROM referred to in Schedule 1.01(c) and the General Principles referred to in Schedule 1.01(c) will be limited to (A) the personnel listed on Part B of Exhibit I2 and their successors in function with respect to this Agreement and the personnel that are described in any updates to Part B of such Exhibit provided by the Reliant Retail Obligors from time to time for such purposes, subject to the approval of the Sleeve Provider, which shall not be unreasonably withheld or delayed and (B) Retail Information Technology Personnel.  For the avoidance of doubt, Reliant Updates and the related Sleeve Provider approval may be provided via “e-mail” transmission pursuant to Section 12.01.

(d)           In connection with the foregoing provisions of this Section 12.02, (A) the Parties recognize that the Parties are both engaged in wholesale trading activities in the gas and electricity markets that may from time to time be adverse, (B) the possession by the Merrill Parties of the confidential information of the Reliant Retail Obligors, or the possession by the Reliant Retail Obligors of the confidential information of the Merrill Parties, in compliance with the foregoing does not constitute a reason for one Party to limit the ability of the other Party to engage in such adverse trading activities, and (C) the Parties may in compliance with the foregoing and for the purposes of the Transaction Documents discuss the confidential information of the other Parties (other than the Proprietary Information of the other Parties) internally.

                                12.03.      Reliant Employees.  For a period of three years from the Execution Date, the Merrill Parties shall not solicit or otherwise induce any director, officer or key employee of the Reliant Retail Obligors, or any officer or key employee of the Reliant Parent or its Subsidiaries that is actively involved in the negotiation or administration of this Agreement to leave the employ of the Reliant Retail Obligors, the Reliant Parent or its Subsidiaries; provided that (a) this prohibition shall not apply to (i) directors, officers or key employees of the Reliant Retail Obligors or officers or key employees of the Reliant Parent or its Subsidiaries who are not full time employees or who are not actively involved with the Merrill Parties in negotiating on or administering this Agreement or (ii) officers, directors or key employees of the Reliant Retail Obligors, the Reliant Parent or its Subsidiaries who respond to general solicitations or who otherwise independently seek employment without inducement by any Merrill Party and (b) in the event that (i) the Reliant Parent or any Subsidiary of the Reliant Parent that provides services to the Reliant Retail Obligors under the Reliant Parent Services Agreement becomes subject of a bankruptcy, insolvency or similar proceeding or (ii) the Reliant Parent Services Agreement is terminated, this prohibition shall not apply with respect to any such officer or employee of the Reliant Parent or any of its Subsidiaries who provided services to the Reliant Retail Obligors under the Reliant Parent Services Agreement.

                                12.04.      Provisions relating to Collateral Trust Agreement and Reimbursement Guarantee.  (1)          The Merrill Parties hereby agree in favor of the Collateral Trustee, the Secured Counterparties, and the Reliant Retail Obligors to perform, comply with, and be bound by each of the covenants, agreements, and obligations contained in the Collateral Trust Agreement to the extent applicable to the Merrill Parties as Secured Counterparties under the Collateral Trust Agreement.

(2)           The Merrill Parties hereby agree that at the direction of REPS from time to time and to the extent no Default with respect to a Reliant Event of Default or Reliant Event of Default exists and no such Default or Reliant Event of Default would be caused thereby, the Merrill Parties shall or shall direct the Collateral Trustee, as applicable, to:

                (a)           accept additional Collateral in accordance with Section 2.03 of the Collateral Trust Agreement;

                (b)           accept Replacement Sleeve Providers and Replacement Working Capital Providers and their respective agreements as additional secured counterparties and secured agreements in accordance with Section 3.01 and 3.03 of the Collateral Trust Agreement;

                (c)           remove the Merrill Parties as secured counterparties with respect to the Credit Sleeve Obligations in accordance with Section 3.02 and 3.03 of the Collateral Trust Agreement (A) upon the occurrence of the Credit Sleeve Termination Date (or, if any Merrill Party is the sole secured counterparty under the Collateral Trust Agreement upon the occurrence of the Credit Sleeve Termination Date, at the direction of REPS release all of the Collateral in accordance with Section 2.07 of the Collateral Trust Agreement); (B) under the circumstances expressly contemplated by Section 10.01(a)(i), 10.01(a)(ii), 10.01(a)(iv) and 10.01(a)(v) (or, if any Merrill Party is the sole secured counterparty under the Collateral Trust Agreement at the time of the occurrence of the events and circumstances set forth in such Sections, at the direction of REPS release all of the Collateral in accordance with Section 2.07 of the Collateral Trust Agreement);

                (d)           with respect to, and to the extent of, property constituting Collateral that is, or will be, sold or otherwise transferred or disposed of in connection with any transaction permitted under this Agreement, release or confirm the release of such Collateral under Sections 2.04, 2.05  or 2.06 of the Collateral Trust Agreement, as applicable; provided that (i) to the extent that such sale, transfer or other disposition is of all of the Equity Interests in a Subsidiary, the Merrill Parties shall also instruct the Collateral Trustee to release all of the assets of such Subsidiary that constitute Collateral, (ii) to the extent that such sale, transfer or other disposition is of all or substantially all of the assets of a Subsidiary, the Merrill Parties shall also instruct the Collateral Trustee to release all of the Equity Interests in such Subsidiary that constitute Collateral and (iii) make or approve any conforming changes reasonably requested by REPS in the Security Documents necessary to implement such release in the reasonable discretion of the Merrill Parties;

                (e)           to the extent expressly contemplated by Section 9.02(b)(iii), cause all Secured Obligations of the Merrill Parties under the Collateral Trust Agreement to become Subordinated Secured Obligations under the Collateral Trust Agreement;

                (f)            enter into intercreditor agreements with respect to the Credit  Sleeve Obligations in accordance with, and to the extent, expressly contemplated by Section 10.01(a)(iii) and Article IX of the Collateral Trust Agreement; and

                (g)           amend, restate, supplement, modify, renew or replace, or forbear from exercising any rights with respect to the terms or provisions contained in, or cancel, terminate or suspend performance under, any Security Document, or consent to the taking of any of the foregoing actions with respect to any other Transaction Document, in each case to the extent such foregoing action is approved by the Sleeve Provider in accordance with Section 7.11 hereof.

The Merrill Parties shall timely execute and deliver, provide, return or otherwise make available or direct the execution and delivery, provision, return or otherwise making available of all filings, recordings, notices, and other related documents and agreements, including releases and notices, directions and other communications to the Collateral Trustee, reasonably required to implement the foregoing in accordance with the terms of the foregoing.

                                12.05.      Waiver.  No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

                                12.06.      Amendments, Etc..  Except as otherwise expressly provided in this Agreement, any provision of this Agreement or in any other Transaction Document between or among any of the Merrill Parties, on one hand, and any of the Reliant Retail Obligors, on the other hand, may be modified or supplemented only by an instrument in writing signed by the applicable Parties thereto.

                                12.07.      Expenses, Etc.

(a)           REPS agrees to pay or reimburse the Sleeve Provider for:  (a) all reasonable out-of-pocket costs and expenses of the Sleeve Provider (including the reasonable fees and expenses of legal counsel) in connection with (1) any Default by the Reliant Retail Obligors and any enforcement or collection proceedings resulting therefrom, including all manner of participation in or other involvement with (i) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (ii) judicial or regulatory proceedings and (iii) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (2) the enforcement of this Section 12.07; and (b) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Transaction Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

                (b)           REPS agrees to reimburse the Merrill Parties for any amounts paid by the Merrill Parties (i) to cure defaults by REPS or any Other Reliant Retail Obligor under any Transaction Document or any other document, contract or agreement to which REPS or such Other Reliant Retail Obligor is a party or (ii) to any software vendor relating to the use or maintenance of software (a) used by the Reliant Retail Obligors or the IT Trust in the Retail Energy Business or (b) to be used by the Reliant Retail Obligors or the IT Trust in maintaining the Information Technology Systems or related services needed to operate the Retail Energy Business at the best general efficiency level of Information Technology Systems and related services used by the Reliant Retail Obligors or the IT Trust before the time in question (the amounts referred to in clauses (i) and (ii) being herein collectively referred to as the “Deferred Cure Reimbursement Obligations”).  Deferred Cure Reimbursement Obligations may be prepaid but shall mature and be payable on the date that the Working Capital Facility matures (whether on the Maturity Date under, and as defined in, the Working Capital Facility, by acceleration or otherwise).

                                12.08.      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Except as expressly set forth in Section 12.04(1), there shall be no third party beneficiaries of this Agreement

                                12.09.      Assignments.  Neither the Reliant Retail Obligors nor the Merrill Parties may assign any of their rights or obligations hereunder without the prior written consent of the other Parties hereto.

                                12.10.      Survival.  The obligations of REPS under Section 12.07 and any other provision that expressly provides for survival after termination shall survive the Credit Sleeve Termination Date.

                                12.11.      Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties hereto may execute this Agreement by signing any such counterpart.

                                12.12.      Governing Law; Jurisdiction; Etc.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Submission to Jurisdiction.  The Parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), and of any other appellate court in the State of New York (the “New York Courts”), for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Notwithstanding the nonexclusive submission above:

(A)          With respect to any proceeding initiated by or on behalf of any Reliant Retail Obligor arising out of or relating to this Agreement or the transactions contemplated hereby, the Reliant Retail Obligors agree to bring such proceeding exclusively in the United States District Court for the Southern District of New York or if such court does not have subject matter jurisdiction in any of the other New York Courts located in New York, New York, and in such case EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING;

(B)           With respect to any proceeding initiated by or on behalf of any Merrill Party arising out of or relating to this Agreement or the transactions contemplated hereby, which the Merrill Parties elect to bring in the United States District Court for the Southern District of New York or if such court does not have subject matter jurisdiction in any of the other New York Courts located in New York, New York, EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING; and

(C)           With respect to any proceeding initiated by or on behalf of any Merrill Party arising out of or relating to this Agreement or the transactions contemplated hereby, which the Merrill Parties elect to bring in the United States District Court for the Southern District of Texas (Houston Division) or if such court does not have subject matter jurisdiction in any of the other Texas Courts located in Houston, Texas, the Reliant Retail Obligors expressly reserve their rights to trial by jury.

(c)           Waiver of Venue.  Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(d)           Service of Process.  Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.01.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

                                12.13.      Certain Dispute Resolution Procedures.  If a Party (a “Disputing Party”) disputes any Market Information forming a component used in a calculation under Sections 2.02(a)(iv)(2), (3), and (4), then (i) the Disputing Party will notify the other Party not later than the close of business on the Business Day following the date that Disputing Party received the other Party’s calculation and such Disputing Party will also provide its calculation of such amount and the applicable Market Information used to make such calculation, (ii) the Parties will in good faith consult with each other in an attempt to resolve the dispute and (iii) if the Parties fail to resolve the dispute by the third (3rd) Business Day following the date the notice of dispute was delivered, then the Calculation Agent will recalculate the applicable calculation by: (A) utilizing any Market Information that the Parties have agreed are not in dispute; and (B) calculating the component that is in dispute by seeking four actual quotations at mid market from reference market makers, and taking the arithmetic average of those obtained; provided that if such number of quotations are not available for a particular component, then fewer than such number of quotations may be used for such component; and if no quotations are available for a particular component, then the Calculation Agent shall use its own calculations for that component.  Following a recalculation pursuant to this Section, the Calculation Agent will notify the Parties of the recalculation of such amount not later than 12:00 noon CPT on the fifth Business Day following the date of the notice of dispute was delivered, and the same shall be binding for the purposes of this Agreement.  The “Calculation Agent” shall be a third party agreed to by both REPS and the Sleeve Provider from the list of third parties in Schedule 12.13; provided that if the Parties are unable to promptly agree on such third party, then the next third party listed on such Schedule who has not yet served as Calculation Agent shall be the Calculation Agent for such dispute.

                                12.14.      Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

                                12.15.      Limitation on Interest.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Reimbursement Obligation, together with all fees, charges and other amounts which are treated as interest on such Reimbursement Obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Sleeve Provider in accordance with applicable law, the rate of interest payable in respect of such Reimbursement Obligations hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Reimbursement Obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Sleeve Provider in respect of other Reimbursement Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Sleeve Provider.

                                12.16.      Integration.  This Agreement and the other Transaction Documents constitute the entire contract among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

                                12.17.      Amendment and Restatement.  This Agreement (i) represents an amendment and restatement of the Credit Sleeve and Security Agreement dated as of September 24, 2006, as previously amended and restated in connection with the occurrence of the Initial Effective Date as of December 1, 2006, and (ii) is hereby amended and restated in connection with RESE becoming an Other Reliant Retail Obligor as of the A&R Date.

[signatures follow]

                                IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

RELIANT ENERGY POWER SUPPLY, LLC

By:	/s/ Lloyd A. Whittington
Lloyd A. Whittington
Vice President and Treasurer

Signature Page to Credit Sleeve and Reimbursement Agreement

MERRILL PARTIES

MERRILL LYNCH COMMODITIES, INC.,
as Sleeve Provider

By:	/s/ Dennis Albrecht
Name:	Dennis Albrecht
Title:	Managing Director

MERRILL LYNCH & CO., INC.,
as ML Guarantee Provider

By:	/s/ Marlene Debel
Name:	Marlene Debel
Title:	Assistant Treasurer

Signature Page to Credit Sleeve and Reimbursement Agreement

                                                                                                OTHER RELIANT RETAIL OBLIGORS

RERH HOLDINGS, LLC

By:	/s/ Lloyd A. Whittington
Lloyd A. Whittington
Assistant Treasurer

RELIANT ENERGY RETAIL HOLDINGS, LLC

By:	/s/ Lloyd A. Whittington
Lloyd A. Whittington
Assistant Treasurer

RELIANT ENERGY RETAIL SERVICES, LLC

By:	/s/ Lloyd A. Whittington
Lloyd A. Whittington
Vice President and Treasurer

RE RETAIL RECEIVABLES, LLC

By:	/s/ Lloyd A. Whittington
Lloyd A. Whittington
Assistant Treasurer

RELIANT ENERGY SOLUTIONS EAST, LLC

By:	/s/ Lloyd A. Whittington
Lloyd A. Whittington
Vice President and Treasurer

Signature Page to Credit Sleeve and Reimbursement Agreement